As filed with the Securities and Exchange Commission on January 6, 1996

                                                    Registration No. 333-16297
   ===========================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 _______________


                                  AMENDMENT NO.2
                                (Post-Effective)

                                        TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 _______________

                               CTG RESOURCES, INC.
               (Exact name of registrant as specified in charter)

               CONNECTICUT              4924               06-1466463
             (State or other      (Primary Standard     (I.R.S. Employer
          jurisdiction of       Industrial             Identification No.)
             incorporation or    Classification Code
          organization)         Number)


                             100 COLUMBUS BOULEVARD
                           HARTFORD, CONNECTICUT 06103
                                 (860) 727-3000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 _______________

                                 JAMES P. BOLDUC
     EXECUTIVE VICE PRESIDENT FINANCIAL SERVICES AND CHIEF FINANCIAL OFFICER
                             100 COLUMBUS BOULEVARD
                           HARTFORD, CONNECTICUT 06103
                                 (860) 727-3424
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

                              Richard S. Smith, Jr.
                               Dwight A. Johnson
                       Murtha, Cullina, Richter and Pinney
                         CityPlace I, 185 Asylum Street
                             Hartford, CT 06103-3469
                                 (860) 240-6053
                                 _______________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement has become effective and all other conditions to the share exchange (the "Exchange") of the Common Stock of Connecticut Natural Gas Corporation and the Common Stock of CTG Resources, Inc. pursuant to the Agreement and Plan of Exchange described in the enclosed Prospectus and Proxy Statement have been satisfied or waived.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

          CROSS-REFERENCE SHEET REQUIRED BY ITEM 501 OF REGULATION S-K,
           SHOWING LOCATION IN THE PROSPECTUS OF INFORMATION REQUIRED
                    BY ITEMS 1 THROUGH 19, PART I OF FORM S-4


     Registration Statement Item                  Location in Prospectus/Proxy
         Number and Caption                       Statement
     -----------------------------                ----------------------------

   A.   Information About the Transaction

     1. Forepart of the Registration
        Statement and Outside Front Cover
        Page of Prospectus . . . . .              Facing page of Registration
                                                  Statement; Cross Reference
                                                  Sheet; Outside Front Cover
                                                  Page of Prospectus/Proxy
                                                  Statement

     2. Inside Front and Outside Back
        Cover Pages of Prospectus  .              Available Information;
                                                  Incorporation of Certain
                                                  Documents by Reference

     3. Risk Factors, Ratio of Earnings
        to Fixed Charges and Other Information    Summary; Outside Front Cover
                                                  Page of Prospectus/Proxy
                                                  Statement; Item 2. The
                                                  Exchange Certain
                                                  Considerations

     4. Terms of the Transaction   .              Summary; Item 2. The Exchange


     5. Pro Forma Financial Information           Not Applicable

     6. Material Contracts with the Company
        Being Acquired . . . . . . .              Not Applicable

     7. Additional Information Required for
        Reoffering by Persons and Parties
        Deemed to be Underwriters  .              Not Applicable

     8. Interests of Named Experts and Counsel    Not Applicable

     9.  Disclosure of Commission Position
        on Indemnification for Securities
        Act Liabilities  . . . . . .              Not Applicable

   B.   Information About the Registrant

     10. Information with Respect to S-3
         Registrants . . . . . . . .              Not Applicable

     11. Incorporation of Certain Information
          by Reference   . . . . . .              Not Applicable

     12. Information with Respect to S-2 or S-3
          Registrants  . . . . . . .              Not Applicable

     13. Incorporation of Certain Information
          by Reference   . . . . . .              Not Applicable

     14. Information with Respect to Registrants
        Other Than S-2 or S-3 Registrants         Cover Page of
                                                  Prospectus/Proxy Statement;
                                                  Summary; Item 2. The Exchange


   C.   Information About the Company Being Acquired

     15. Information with Respect to
        S-3 Companies  . . . . . . .              Incorporation of Certain
                                                  Documents by Reference

     16. Information with Respect to S-2 or S-3
          Companies  . . . . . . . .              Not Applicable

     17. Information with Respect to Companies
          Other Than S-2 or S-3 Companies         Not Applicable

   D.   Voting and Management Information

     18. Information if Proxies, Consents or
          Authorizations Are to be Solicited      Incorporation of Certain
                                                  Documents by Reference;
                                                  Notice of Annual Meeting of
                                                  Shareholders; Introduction;
                                                  Item 1. Election of
                                                  Directors; Item 2. The
                                                  Exchange

     19. Information if Proxies, Consents or
          Authorizations Are Not to be Solicited  Not Applicable





                                   [CNG LOGO]

                       CONNECTICUT NATURAL GAS CORPORATION
                             100 COLUMBUS BOULEVARD
                          HARTFORD, CONNECTICUT  06103



   January 6, 1997


   Dear Shareholder:

   You are cordially invited to attend the Annual Meeting of Shareholders of Connecticut Natural Gas Corporation ("CNG" or the "Company") to be held on Tuesday, February 25, 1997, at the office of the Company, 100 Columbus Boulevard, Hartford, Connecticut, commencing at 10:30 a.m., local time. Your Board of Directors and management look forward to greeting personally those shareholders able to attend. Company representatives will direct you to free parking, which is immediately adjacent to the building.

   At the meeting, you will be asked to (i) elect four directors, (ii) approve an Agreement and Plan of Exchange, pursuant to which the outstanding shares of CNG common stock will be exchanged for shares of the common stock of a newly formed holding company, to be known as CTG Resources, Inc. ("CTG"), and (iii) ratify the appointment of the Company's independent public accountants. Each of these proposals is explained more fully in the attached Prospectus/Proxy Statement, which you are urged to read carefully. Additional information concerning the share exchange proposal and related restructuring is contained in a series of questions and answers, which is attached to this letter.

   If the proposed share exchange is approved by shareholders and implemented, each share of CNG common stock outstanding at the time of the exchange will be exchanged for one share of CTG common stock. As a result, the common shareholders of CNG will become shareholders of CTG and CTG will become the sole holder of shares of CNG common stock. The preferred stock of CNG will not be affected by the exchange.

   Following the exchange, CNG intends to transfer ownership of its shares in The Energy Network, Inc. ("TEN") to CTG, thereby completing the restructuring of CNG. CTG will have two wholly-owned subsidiaries, CNG and TEN. CNG will continue to conduct the regulated activities of a local gas distribution company, and TEN will continue to conduct the Company's unregulated business activities. It is anticipated that the transfer of TEN's shares to CTG will take place no later than the end of the Company's fiscal year.

   Your Board of Directors and management believe the proposed restructuring offers the best means of providing the Company and its affiliates with the increased flexibility that will be required to compete effectively in the rapidly deregulating energy marketplace. It will benefit the Company's ratepayers by removing the operations of the Company's unregulated affiliates from the direct responsibility of CNG, while at the same time providing those affiliates with the flexibility demanded if they are to compete successfully in the new marketplace for energy-related products and services.

        The restructuring will facilitate financial flexibility and administrative efficiency, and will enhance managerial accountability for separate business activities. The holding company system structure will further insulate CNG's regulated business activities from the risks of the unregulated businesses of its affiliates and should serve to increase the energy-related expertise, knowledge and skills of utility employees.

        If the exchange is approved and implemented, it WILL NOT be necessary for you to physically exchange your CNG common stock certificates for CTG common stock certificates. The certificates for CNG common stock which you now hold will be deemed to represent shares of CTG common stock. New certificates bearing the name of CTG will be issued in the future as certificates for presently outstanding shares of CNG common stock are presented for transfer.

        Even if you now expect to attend the Annual Meeting, please sign, date and mail the accompanying proxy in the enclosed addressed, postage-paid envelope. You may revoke your proxy at any time before it is exercised, provided that the Secretary receives notice of the revocation from you either in writing in advance of the meeting or orally at the meeting.

        The Board of Directors has unanimously approved the Agreement and Plan of Exchange and the transactions contemplated thereby and unanimously recommends that shareholders vote FOR this proposal. Please take a moment now to sign, date and mail your proxy card in the enclosed postage-paid envelope. Your early response will be appreciated.

        If you have any questions regarding the Annual Meeting or need assistance in voting, please contact our proxy solicitor, D. F. King & Co., Inc., at 1-800-628-8532. Thank you for your cooperation and continued support.

                                 Sincerely,



                                 Victor H. Frauenhofer
                                 Chairman and Chief Executive Officer





                 QUESTIONS AND ANSWERS CONCERNING RESTRUCTURING

   1.   WHY IS CNG PROPOSING TO CREATE A HOLDING COMPANY STRUCTURE?

   The primary purpose of the restructuring is to provide Connecticut Natural Gas Corporation ("CNG" or the "Company") and its affiliates with greater financial flexibility to develop and operate new businesses in an increasingly competitive business environment. The holding company structure will offer a mechanism to better define and separate CNG's regulated and unregulated businesses and to protect the regulated business and its customers from the risks associated with the unregulated business and ventures.


   2.   WHAT KIND OF COMPETITION DO UTILITIES EXPERIENCE?

   CNG has historically provided energy-related services to its customers without substantial competition. However, the demand for energy provided by CNG and other utility companies is becoming increasingly affected by competition from unregulated entities that seek to provide energy products and services to large commercial and industrial customers, such as educational, health care and governmental institutions.


   3.   WHAT WILL THE CNG HOLDING COMPANY BE CALLED?

   The new holding company will be named CTG Resources, Inc. ("CTG"). CTG is currently the New York Stock Exchange Symbol for the Company. The principal utility subsidiary of CTG will continue to be known as Connecticut Natural Gas Corporation. The principal non-utility, unregulated subsidiary will continue to be known as The Energy Network, Inc.


   4.   WHAT TYPE OF BUSINESS WILL THE HOLDING COMPANY CONDUCT?

   The primary focus of CTG will be maintaining the strength of CNG's core business of serving the energy needs of CNG's customers. Participation in other opportunities will likely be closely related to the energy business or support the economic vitality of CNG's service area. In addition, CTG will continue the operation of the unregulated businesses currently owned by CNG.



   5.   WHO MUST APPROVE THE RESTRUCTURING?

   Approval of the proposed restructuring is required from several public and private entities, including the Connecticut Department of Public Utility Control (the "DPUC") and, most importantly, CNG's shareholders. The DPUC approved the restructuring in a decision dated November 27, 1996.


   6.   WHEN WILL THE RESTRUCTURING TAKE PLACE?

   Depending upon when it receives all required approvals, the Company is





   hopeful that CTG will be established as CNG's parent by the end of March, 1997. A second step of the restructuring, involving the transfer of CNG's unregulated businesses to CTG, will take place either at the same time or later in the year.


   7.   WILL HOLDERS OF CNG COMMON STOCK HAVE TO EXCHANGE THEIR STOCK
   CERTIFICATES?

   No. The certificates that represent shares of CNG's Common Stock outstanding immediately prior to the Exchange will automatically represent shares of CTG's Common Stock immediately following the Exchange. IT WILL NOT BE NECESSARY FOR HOLDERS OF COMMON STOCK OF CNG TO EXCHANGE THEIR STOCK CERTIFICATES. New certificates bearing the name of CTG will be issued if and as certificates for shares of CNG's Common Stock outstanding immediately prior to the Exchange are presented for exchange or transfer.


   8. WHAT FEDERAL INCOME TAX CONSEQUENCES WILL THE RESTRUCTURING HAVE ON HOLDERS OF CNG COMMON STOCK?

   No gain or loss should be recognized by holders of CNG Common Stock as a result of the conversion to shares of CTG Common Stock. In addition, CTG Common Stock should have the same holding period and cost basis as the CNG Common Stock for income tax purposes.


   9.   WHAT EFFECT WILL THERE BE ON HOLDERS OF CNG PREFERRED STOCK?

   The restructuring will not result in any change in CNG's two outstanding classes of preferred stock, the $3.125 Par Preferred Stock and the $100 Par Preferred Stock. Both classes of preferred will remain as preferred stock of CNG.


   10.  WHERE WILL CTG STOCK BE TRADED AND WHAT WILL BE THE TICKER SYMBOL?

   CTG Common Stock is expected to be traded on the New York Stock Exchange under the ticker symbol "CTG," which is the ticker symbol that is currently used for CNG's Common Stock.


   11.  HOW WILL DIVIDENDS BE AFFECTED?

   CTG expects to declare and pay quarterly dividends on CTG Common Stock on the same schedule of dates as was customary for CNG with respect to its Common Stock dividends.


   12.  WHO WILL MANAGE THE HOLDING COMPANY AFTER THE RESTRUCTURING?

   The Board of Directors of CNG also will serve as the Board of Directors of CTG, and certain of the principal executive officers of CNG also will serve as executive officers of CTG upon completion of the restructuring.







   13.  WHAT WILL HAPPEN TO THE DIVIDEND REINVESTMENT PLAN?

   Shares of CNG Common Stock held under the Dividend Reinvestment Plan will be exchanged automatically for shares of CTG Common Stock as of the effective time of the Exchange. The CTG Dividend Reinvestment Plan will, for all practical purposes, be the same as the CNG Dividend Reinvestment Plan.

                                   [CNG LOGO]

                       CONNECTICUT NATURAL GAS CORPORATION
                             100 COLUMBUS BOULEVARD
                           HARTFORD, CONNECTICUT 06103
                                  ____________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held on February 25, 1997
                                  ____________

   TO THE SHAREHOLDERS OF
   CONNECTICUT NATURAL GAS CORPORATION:

        Notice is Hereby Given that the Annual Meeting of Shareholders of Connecticut Natural Gas Corporation ("CNG" or the "Company") will be held at the office of the Company, 100 Columbus Boulevard, Hartford, Connecticut, on Tuesday, February 25, 1997, at 10:30 a.m., local time, for the following purposes:

             1. To elect four directors to serve a term of three years and until their respective successors shall have been duly elected and qualified;

             2. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Exchange, dated as of December 20, 1996 (the "Exchange Agreement"), by and between the Company and CTG Resources, Inc. ("CTG"), a Connecticut corporation and a wholly-owned subsidiary of CNG, pursuant to which each outstanding share of the common stock, par value $3.125 per share, of CNG ("CNG Common Stock") will be exchanged (the "Exchange") for one share of the common stock, without par value, of CTG ("CTG Common Stock"), with the result that CNG will become a subsidiary of CTG and the holders of CNG Common Stock will become the holders of CTG Common Stock, as described in the accompanying Prospectus/Proxy Statement;

             3. To ratify the appointment of Arthur Andersen LLP to audit the books and records of the Company for the fiscal year ending September 30, 1997; and

             4. To transact any and all business in connection with the foregoing and such other business as may properly come before the meeting.

        A copy of the Exchange Agreement is attached as Exhibit A to the accompanying Prospectus/Proxy Statement and is incorporated herein by reference.

        Only holders of CNG Common Stock and CNG preferred stock, par value $3.125 per share ("CNG $3.125 Par Preferred Stock"), of record at the close of business on December 18, 1996 (the "Record Date"), are entitled to vote at the meeting. All such shareholders of record are requested to be at the meeting, either in person or by proxy.






        Admission to the meeting will be by Admission Ticket only. If you are a holder of CNG Common Stock or CNG $3.125 Par Preferred Stock as of the record date, or if you are a participant in the CNG Employee Savings Plan, and you plan to attend the meeting, please detach your proxy from your Admission Ticket and present the ticket for admission to the meeting. If your shares are not registered in your own name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm will request an admission ticket for you or will provide you with evidence of your ownership that will enable you to gain admission to the meeting.

        Under Connecticut law, the holders of shares of CNG Common Stock and CNG $3.125 Par Preferred Stock have the right to dissent from the Exchange and receive payment for the fair value of their shares upon compliance with Sections 33-855 through 33-872 of the Connecticut Business Corporation Act (the "CBCA"). This right is explained more fully in the accompanying
   Prospectus/Proxy Statement under the heading "The Exchange   Rights of
   Dissenting Shareholders." The complete text of such sections of the CBCA are set forth as Exhibit C to the accompanying Prospectus/Proxy Statement.

                                 By Order of the Board of Directors,



                                 Reginald L. Babcock
                                 Vice President, General Counsel and Secretary


                             YOUR VOTE IS IMPORTANT!

        PLEASE READ THE ACCOMPANYING PROSPECTUS/PROXY STATEMENT AND SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE PREPAID ENVELOPE WITHOUT DELAY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY PRIOR TO OR AT THE MEETING AND VOTE IN PERSON IF YOU WISH. IF YOUR SHARES ARE HELD BY A BROKER, BANK OR NOMINEE, IT IS IMPORTANT THAT THEY RECEIVE YOUR VOTING INSTRUCTIONS.

        A SUMMARY OF MATERIAL ELEMENTS OF THE EXCHANGE IS PRESENTED IN THE ACCOMPANYING PROSPECTUS/PROXY STATEMENT. PLEASE REFER TO THE TABLE OF CONTENTS TO LOCATE DETAILED DISCUSSIONS OF SPECIFIC TOPICS. IF YOU HAVE ADDITIONAL QUESTIONS AFTER READING THE PROSPECTUS/PROXY STATEMENT, PLEASE CONTACT SHAREHOLDER RELATIONS, CONNECTICUT NATURAL GAS CORPORATION, 100 COLUMBUS BOULEVARD, HARTFORD, CONNECTICUT 06144-1500; TELEPHONE (860) 727-3000.





                                 PROXY STATEMENT
                                       FOR
                       CONNECTICUT NATURAL GAS CORPORATION

                                   PROSPECTUS
                                       FOR
                               CTG RESOURCES, INC.
                                  COMMON STOCK
                                  ____________


        This Prospectus/Proxy Statement is being furnished to the shareholders of Connecticut Natural Gas Corporation, a Connecticut corporation ("CNG" or the "Company"), in connection with the solicitation of proxies by the CNG Board of Directors for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:30 a.m., local time, on February 25, 1997, at the executive offices of the Company located at 100 Columbus Boulevard, Hartford, Connecticut, and at any adjournments or postponements thereof.

        This Prospectus/Proxy Statement constitutes the Prospectus of CTG Resources, Inc., a Connecticut corporation and a wholly-owned subsidiary of CNG ("CTG"), for use in connection with the offer and issuance of shares of the common stock, without par value, of CTG ("CTG Common Stock") pursuant to the Agreement and Plan of Exchange, dated as of December 20, 1996 (the "Exchange Agreement"), by and between CNG and CTG. The Exchange Agreement generally provides for the exchange (the "Exchange") of each outstanding share of the common stock, par value $3.125 per share, of CNG ("CNG Common Stock") for one share of CTG Common Stock. A complete copy of the Exchange Agreement is attached as Exhibit A to this Prospectus/Proxy Statement.

        Upon the effectiveness of the Exchange, each outstanding share of CNG Common Stock will automatically be converted into and, without any action on the part of the holder thereof, become one share of CTG Common Stock. Following the Exchange, CNG will continue to carry on its present utility business as a subsidiary of CTG. Reference is hereby made to "The Exchange
     CTG Capital Stock" for additional information concerning the securities offered hereby.

        No person has been authorized to give any information or to make any representation not contained in the Prospectus/Proxy Statement. If given or made, such information or representation must not be relied upon as having been authorized by either CNG or CTG. This Prospectus/Proxy Statement does not constitute an offer to sell shares of CTG Common Stock to, or a solicitation of an offer to buy shares of CNG Common Stock from, any person in any jurisdiction or in any circumstance in which such offer would be unlawful. Neither the delivery of this Prospectus/Proxy Statement nor the distribution of securities hereunder shall, under any circumstances, create any implication that there has not been any change in the affairs of the Company since the dates hereof or thereof or that the information herein or in the documents incorporated herein by reference is correct as of any time subsequent to the date hereof or the dates thereof.

        This Prospectus/Proxy Statement and the accompanying form of proxy are





   first being mailed to the shareholders of CNG on or about January 6, 1997.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS JANUARY 6, 1997.

















































                              AVAILABLE INFORMATION

        CTG has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of CTG Common Stock to be issued in the Exchange. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such Registration Statement and the exhibits thereto may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Such material is also available for inspection or downloading from the SEC's EDGAR database, accessible through the SEC's Internet World Wide Web Site at Web address http:\\www.sec.gov.

        CNG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the SEC. Information, as of particular dates, concerning CNG's directors and officers, their remuneration, the principal holders of CNG's securities and any material interest of such persons in transactions with CNG is disclosed in proxy statements distributed to shareholders of CNG and filed with the SEC. Such reports, proxy statements and other information may be inspected and copied, at prescribed rates, at the offices of the SEC specified above. CNG Common Stock is listed on the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005 and reports, proxy statements and other information concerning CNG may be inspected at the office of such Exchange.

        CTG will become subject to the same informational requirements as CNG following the Exchange, and will file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. Such reports will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public or certified public accountant.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        CNG's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, previously filed with the SEC pursuant to the Exchange Act, is incorporated by reference in this Prospectus/Proxy Statement and shall be deemed to be a part hereof.

        All documents subsequently filed by CNG with the SEC pursuant to
   Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering covered by this Prospectus/Proxy Statement shall be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents;" provided, however, in each year during which an offering is made by this






   Prospectus/Proxy Statement, all documents filed by CNG pursuant to Section 13, 14 or 15 of the Exchange Act prior to the filing with the SEC of CNG's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Prospectus/Proxy Statement or be a part hereof from and after such filing of such Annual Report on Form 10-K).

        Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

        CNG hereby undertakes to provide without charge to each person to whom a copy of this Prospectus/Proxy Statement has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus/Proxy Statement, other than exhibits to such documents. Requests for such copies should be directed to the Office of the Secretary, Connecticut Natural Gas Corporation, 100 Columbus Boulevard, Hartford, Connecticut 06144-1500; telephone number: (860) 727-3203. The information relating to CNG contained in this document does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents. Such material is also available for inspection or downloading from the SEC's EDGAR Database, accessible through the SEC's Internet World Wide Web Site at Web address http://www.sec.gov. The SEC's EDGAR Database can also be accessed through the Company's Internet World Wide Web Home Page at Web address http://www.ctgcorp.com.

        AS DESCRIBED ABOVE, THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS, OTHER THAN THE EXHIBITS THERETO, ARE AVAILABLE UPON WRITTEN OR TELEPHONE REQUEST DIRECTED TO CNG AT THE ADDRESS OR TELEPHONE NUMBER LISTED IN THE PRECEDING PARAGRAPH. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 18, 1997.





















                                TABLE OF CONTENTS

                                                                          PAGE


   SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . .

   INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . .

     The Annual Meeting  . . . . . . . . . . . . . . . . . .
     Matters to be Considered at the Annual Meeting  . . . .
     Record Date . . . . . . . . . . . . . . . . . . . . . .
     Outstanding Voting Securities . . . . . . . . . . . . .
     Quorum and Voting . . . . . . . . . . . . . . . . . . .
     Vote Required . . . . . . . . . . . . . . . . . . . . .
     Cost and Method of Solicitation . . . . . . . . . . . .

   ITEM 1 -- ELECTION OF DIRECTORS . . . . . . . . . . . . .

     Biographical Information  . . . . . . . . . . . . . . .
     Compliance With Section 16(a) of The Exchange Act . . .
     Board Committees  . . . . . . . . . . . . . . . . . . .
     Compensation of Directors . . . . . . . . . . . . . . .
     Compensation Committee Report On Executive Compensation Compensation Committee Interlocks and Insider Participation
     Summary Executive Compensation  . . . . . . . . . . . .
     Change of Control Agreements  . . . . . . . . . . . . .
     Severance Agreement . . . . . . . . . . . . . . . . . .
     Long Term Incentive Plan  . . . . . . . . . . . . . . .
     Retirement Plans  . . . . . . . . . . . . . . . . . . .
     Corporate Performance Graph . . . . . . . . . . . . . .
     Ownership of Company Stock  . . . . . . . . . . . . . .

   ITEM 2 -- THE EXCHANGE  . . . . . . . . . . . . . . . . .

     Introduction  . . . . . . . . . . . . . . . . . . . . .
     Vote Required . . . . . . . . . . . . . . . . . . . . .
     Reasons for the Exchange and Corporate Restructuring  .
     Certain Considerations  . . . . . . . . . . . . . . . .
     The Exchange Agreement  . . . . . . . . . . . . . . . .
     Required Regulatory Approvals . . . . . . . . . . . . .
     Transfers of TEN and Other CNG Assets to CTG  . . . . .
     Dividends . . . . . . . . . . . . . . . . . . . . . . .
     Treatment of Preferred Stock  . . . . . . . . . . . . .
     Amendment or Termination  . . . . . . . . . . . . . . .
     Rights of Dissenting Shareholders . . . . . . . . . . .
     Effectiveness of the Exchange . . . . . . . . . . . . .
     Exchange of Stock Certificates  . . . . . . . . . . . .
     Dividend Reinvestment Plan  . . . . . . . . . . . . . .
     Certain Federal Income Tax Consequences . . . . . . . .
     Listing of CTG Common Stock . . . . . . . . . . . . . .
     Regulation of CTG . . . . . . . . . . . . . . . . . . .






     Directors and Officers  . . . . . . . . . . . . . . . .
     CTG Capital Stock . . . . . . . . . . . . . . . . . . .
     Comparative Shareholders' Rights  . . . . . . . . . . .
     Stock Plans . . . . . . . . . . . . . . . . . . . . . .
     Transfer Agent and Registrar  . . . . . . . . . . . . .
     CNG Common Stock Market Prices and Dividends  . . . . .
     Legal Opinions  . . . . . . . . . . . . . . . . . . . .
     Experts . . . . . . . . . . . . . . . . . . . . . . . .

   ITEM 3. -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . .

   EXHIBIT A -- Agreement and Plan of Exchange . . . . . . .
   EXHIBIT B -- Proposed Form of Amended and Restated Certificate of Incorporation of CTG
   EXHIBIT C -- Provisions of the Connecticut Business Corporation Act
             Regarding Rights of Dissenting Shareholders   .








































                                     SUMMARY

        The following is a summary of certain information regarding the Exchange contained or incorporated by reference in this Prospectus/Proxy Statement and is qualified in its entirety by the more detailed information contained or incorporated by reference herein. Information concerning other matters to be acted on at the Annual Meeting is set forth elsewhere herein.


   Purpose of Prospectus/
   Proxy Statement          This Prospectus/Proxy Statement provides
                            information concerning the Annual Meeting and also constitutes a Prospectus for the offering of up to 10,634,329 shares of CTG Common Stock in connection with the proposed Exchange and formation of a holding company structure as described herein.

   CNG and CTG              CNG is a regulated public utility headquartered in
                            Hartford, Connecticut.  The Company was
                            incorporated as The Hartford City Gas Light Company by special act of the Connecticut General Assembly in 1848. The Company is engaged primarily in the distribution and sale of natural gas at retail in Hartford and 20 other cities and towns in central
                            Connecticut and in Greenwich, Connecticut. Through its subsidiaries, CNG also provides unregulated energy-related products and services, primarily district heating and cooling.

                       CTG is currently an inactive subsidiary of CNG. It will become the holding company parent of CNG if the Exchange described herein is approved and implemented. CTG is not expected to conduct any business or to have any material assets other than those associated with the ownership of the capital stock of its subsidiaries.

                       The executive offices of CNG are located at 100 Columbus Boulevard, Hartford, Connecticut 06144-1500, and its telephone number is (860) 727-3000. CTG's executive offices are located at the same address and CTG presently utilizes the same telephone number.

   The Exchange             Pursuant to the Exchange Agreement, a copy of which
                            is attached as Exhibit A hereto, the Company will reorganize itself into a holding company structure.
                            The formation of the holding company will be achieved through the exchange of each outstanding share of CNG Common Stock for one share of CTG
                            Common Stock. As a result, CNG will become a wholly-owned subsidiary of CTG. Following the Exchange, CNG will complete the restructuring by transferring the capital stock of certain of its






                            unregulated subsidiaries to CTG.  See "The
                            Exchange Introduction" and "The Exchange Transfer of TEN and Other CNG Assets to CTG." The outstanding shares of CNG's Preferred Stock, par value $3.125 per share (the "$3.125 Par Preferred Stock"), and Preferred Stock, par value $100 per share (the "$100 Par Preferred Stock"), will remain outstanding after, and will not be affected by, the Exchange. See "The Exchange Treatment of Preferred Stock."

   Reasons for the Exchange      The Exchange is an integral part of a
                                 restructuring whose purpose is to provide the Company with greater financial flexibility to develop and operate new businesses in an increasingly competitive business environment.
                                 It is also expected to offer a mechanism to better define and separate the regulated and unregulated businesses and to protect the regulated business and its customers from the risks associated with the unregulated businesses and ventures. See "The
                                 Exchange Reasons for the Exchange and
                                 Corporate Restructuring."  THE BOARD OF
                                 DIRECTORS HAS UNANIMOUSLY APPROVED THE
                                 EXCHANGE AGREEMENT AND THE EXCHANGE AND
                                 UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF
                                 THE COMPANY VOTE THEIR SHARES "FOR" APPROVAL
                                 AND ADOPTION OF THE EXCHANGE AGREEMENT.

   Exchange of Certificates      It WILL NOT be necessary for shareholders to
                                 exchange their certificates of CNG Common
                                 Stock for certificates of CTG Common Stock.
                                 The certificates which represent shares of CNG
                                 Common Stock outstanding immediately prior to the Exchange will automatically represent shares of CTG Common Stock immediately following the Exchange. New certificates bearing the name of CTG will be issued after the Exchange if and as certificates for shares of CNG Common Stock are presented for exchange or transfer.

   Dividend Reinvestment Plan    Shares of CNG Common Stock held under the
                                 Connecticut Natural Gas Dividend Reinvestment
                                 Plan ("DRIP"), including uncertificated whole and fractional shares, will be exchanged automatically for shares of CTG Common Stock as of the effective time of the Exchange. CTG will establish a dividend reinvestment plan with respect to CTG Common Stock that will be the same as the CNG DRIP.







   Stock Exchange Listings  CTG will apply to list the CTG Common Stock on the
                            New York Stock Exchange (the "NYSE"). It is expected that such listing will become effective at the time of the Exchange, subject to the rules of the NYSE. See "The Exchange Listing of CTG Common Stock." CTG reserves the right to terminate its listing on the NYSE in the future, upon notice to shareholders, in compliance with its listing agreements.

   Dividend Policy          Dividends on CTG Common Stock will depend primarily
                            on the earnings, financial condition and capital requirements of CNG and its ability to pay dividends on the CNG Common Stock owned by CTG.
                            See "The Exchange Dividends."

   Certain Considerations   Certain factors which should be considered in
                            determining whether or not to vote to approve the Exchange Agreement are discussed under "The
                            Exchange Certain Considerations."

   Regulatory Approvals          The Connecticut Department of Public Utility
                                 Control ("DPUC") approved the Exchange in a decision dated November 27, 1996. An application for an exemption under Section 3
                                 (a) (1) of the Public Utility Holding Company
                                 Act of 1935 (the "Holding Company Act") will be filed with the SEC prior to the Exchange.
                                 See "The Exchange Required Regulatory
                                 Approvals" and " Regulation of CTG."

   Certain Federal
   Income Tax Consequences  It is intended that the conversion of CNG Common stock into CTG Common Stock in the Exchange will not be taxable under federal income tax laws, and it is a condition for the Exchange to become effective that CNG receive an opinion of its independent public accounting firm with respect to the federal income tax consequences of the Exchange. See "The Exchange Certain Federal Income Tax Consequences."

   Appraisal Rights         Holders of shares of CNG Common Stock and $3.125
                            Par Preferred Stock are entitled to statutory appraisal rights under Sections 33-855 through 33-
                            872, inclusive, of the Connecticut Business
                            Corporation Act ("CBCA"), the full text of which is reproduced in its entirety as Exhibit C to this Prospectus/Proxy Statement. Pursuant to these sections of the CBCA, any shareholder entitled to vote on the Exchange Agreement who files a written






                            objection thereto prior to the Annual Meeting and who does not vote in favor of the Exchange Agreement is entitled to demand in writing that the Company pay to such shareholder the fair value, plus accrued interest, of the shares of CNG Common Stock and/or $3.125 Par Preferred Stock held by such shareholder.

                       Any shareholder who wishes to make a demand for appraisal is urged to review carefully the provisions of Sections 33-855 through 33-872 of the CBCA, inclusive, particularly the provisions setting forth the procedural steps required to perfect the appraisal rights. Appraisal rights will be lost if such procedural requirements are not fully satisfied.

                       ANY COMPANY SHAREHOLDER WHO DESIRES TO EXERCISE APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW THE CBCA AND IS ADVISED TO CONSULT HIS OR HER LEGAL ADVISOR BEFORE EXERCISING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.

   CTG's Certificate
   of Incorporation and Bylaws   CTG's Certificate of Incorporation and Bylaws
                                 will be substantially similar to those of CNG, except as to the number and type of authorized shares of preferred stock and the absence from CTG's Certificate of Incorporation of the franchise rights provided to CNG by special acts of the Connecticut General Assembly. See
                                 "The Exchange Comparative Shareholders'
                                 Rights."

   Record Date              The Board of Directors has fixed December 18, 1996
                            as the record date (the "Record Date") for the Annual Meeting. The holders of all classes of the capital stock of CNG as of the close of business on the Record Date are entitled to receive notice of the Annual Meeting. However, only the holders of CNG Common Stock and $3.125 Par Preferred Stock are entitled to vote at the Annual Meeting.

   Vote Required            Approval and adoption of the Exchange Agreement
                            requires the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the outstanding shares of CNG Common Stock entitled to vote thereon, voting separately as a single class, and at least two-thirds (66 and 2/3%) of the outstanding shares of CNG Common Stock and $3.125
                            Par Preferred Stock voting together.  The CNG
                            Common Stock and the $3.125 Par Preferred Stock are sometimes hereinafter collectively referred to as "CNG Voting Stock." The officers and directors of






                            CNG, as a group, beneficially own less than .95 percent of the outstanding shares of CNG Voting Stock.

   Election of Directors         CTG will initially have three temporary
                                 directors, who will serve until immediately prior to the Exchange. If the Exchange
                                 Agreement is approved by CNG's shareholders, CTG's temporary directors will resign prior to the implementation of the Exchange and will be replaced by the persons then serving as directors of CNG. The CTG Board of Directors will be divided into three classes, as is CNG's Board of Directors. See "Election of
                                 Directors" and "The Exchange-Directors and
                                 Officers."










































                                  INTRODUCTION


   THE ANNUAL MEETING

        The Proxy Statement forming a part of this Prospectus/Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CNG for use at the Annual Meeting and at any adjournments or postponements thereof. The Annual Meeting will be held at 10:30 a.m., local time, on February 25, 1997, at the principal executive offices of the Company located at 100 Columbus Boulevard, Hartford, Connecticut.


   MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

        As of the date of this Prospectus/Proxy Statement, the only known business to be presented at the Annual Meeting is (i) the election of four directors of CNG to serve for terms of three years and until their successors are duly elected and qualified, (ii) the consideration of a proposal to approve and adopt the Exchange Agreement whereby each outstanding share of CNG Common Stock will be exchanged for one share of CTG Common Stock, with the result that CNG will become a wholly-owned subsidiary of CTG, and (iii) the ratification of the appointment of Arthur Andersen LLP as CNG's independent public accountants for the fiscal year ending September 30, 1997. However, the enclosed proxy authorizes the proxy holders named therein to vote on all matters that may properly come before the Annual Meeting and it is the intention of the proxy holders to take such action in connection therewith as shall be in accordance with their best judgment.


   RECORD DATE

        The Board of Directors has fixed the close of business on December 18, 1996 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only CNG shareholders of record on the books of CNG at the close of business on the Record Date, will be entitled to vote at the Annual Meeting or at any adjournments or postponements thereof, unless the Board of Directors of CNG fixes a new record date for the adjourned or postponed meeting.


   OUTSTANDING VOTING SECURITIES

        CNG Voting Stock outstanding on the Record Date consisted of 10,634,329 shares of CNG Common Stock and 138,360 shares of CNG $3.125 Par Preferred Stock. Each share of CNG Common Stock and $3.125 Par Preferred Stock is entitled to one vote on each matter to be voted upon by CNG shareholders entitled to vote at the Annual Meeting. However, unless the holder personally appears at the Annual Meeting, shares for which no proxy is returned (whether registered in the name of the actual holder thereof or in nominee or street name) will not be voted. Outstanding shares of CNG $100






   Par Preferred Stock are entitled to notice of, but not to vote at, the Annual Meeting.


   QUORUM AND VOTING

        Under the applicable provisions of the CBCA, shares entitled to vote as a separate voting group may take action on a particular matter at the Annual Meeting only if a quorum of the shares exists with respect to that matter.
   A majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. For this purpose, only shares of CNG Common Stock and $3.125 Par Preferred Stock held by those present at the Annual Meeting or for which signed proxies are returned will be considered to be represented at the Annual Meeting. All shares of CNG Common Stock and $3.125 Par Preferred Stock will be counted without regard to abstentions as to any particular item.

        All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the terms of such proxies. Shares of CNG Common Stock and $3.125 Par Preferred Stock represented by proxies that are returned signed but without instructions for voting will be voted as recommended by management. Shares of CNG Common Stock and $3.125 Par Preferred Stock represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes and, in the case of unsigned proxies only, not counted for purposes of determining a quorum. Abstentions and broker non-votes are not counted in the tally of shares cast for or against a particular matter.

        Any holder of CNG Voting Stock entitled to notice of and to vote at the Annual Meeting giving a proxy may revoke it at any time before it is exercised by notice to CNG in writing if received prior to the time of the Annual Meeting or orally at the Annual Meeting. CNG shareholders entitled to vote do not have dissenters' rights of appraisal with respect to any item presented at the Annual Meeting, except with respect to approval of the Exchange Agreement, as to which holders of CNG Common Stock and $3.125 Par Preferred Stock are entitled to assert dissenters' rights of appraisal in accordance with the CBCA. See "The Exchange Rights of Dissenting Shareholders."

        If a shareholder participates in the CNG Dividend Reinvestment Plan (the "Dividend Reinvestment Plan"), shares of CNG Common Stock credited to such participant's account in the Dividend Reinvestment Plan will be voted in accordance with a proxy returned by the shareholder unless other instructions are received.


   VOTE REQUIRED

        Assuming the presence of a quorum, the election of directors requires the affirmative vote of a plurality of the votes cast by the holders of the outstanding shares of CNG Common Stock and $3.125 Par Preferred Stock, taken together. Approval of the Exchange Agreement requires the affirmative vote






   of the holders of two-thirds (66 and 2/3%) of the outstanding shares of CNG Common Stock, voting separately as a single class, and the holders of two-thirds (66 and 2/3%) of the outstanding shares of CNG Common Stock and $3.125 Par Preferred Stock, taken together. Ratification of the appointment of Arthur Andersen LLP and approval of any other matter to be voted upon at the Annual Meeting is achieved if the votes cast by the holders of the outstanding shares of CNG Common Stock and $3.125 Par Preferred Stock, taken together, in favor of the proposal exceed the votes cast against the proposal.

        Proxies submitted by brokers for shares beneficially owned by other persons may indicate that all or a portion of the shares represented by such proxies are not being voted with respect to approval of the Exchange Agreement. This is because the rules of the NYSE do not permit a broker to vote shares held in street name with respect to such matters in the absence of instructions from the beneficial owner of such shares. The shares represented by broker proxies which are not voted with respect to any such matter will not be counted in determining whether a quorum is present for consideration of such matter and will not be considered for purposes of determining the tally of shares cast for or against such matter. Proxies marked to abstain from voting with respect to any matter to be voted upon at the Annual Meeting will be counted in determining whether a quorum is present for consideration of such matter, but will not be considered for purposes of determining the tally of shares cast for or against such matter.



   COST AND METHOD OF SOLICITATION

        The cost of preparing, assembling, printing, and mailing this Prospectus/Proxy Statement, the enclosed proxy and any other material which may be furnished to CNG shareholders in connection with the solicitation of proxies for the Annual Meeting will be paid by CNG. Proxies may be solicited by officers and regular employees of CNG, personally, by telephone, telegraph, fax, or mail. If deemed advisable, CNG may also engage the services of D. F. King & Co., Inc., 77 Water Street, New York, New York 10005. It is anticipated that the cost of such solicitations will not exceed $15,000 plus reasonable out-of-pocket expenses. CNG may also reimburse brokers, banks, nominees and other fiduciaries, for postage and reasonable clerical expenses of forwarding the proxy material to beneficial owners of CNG Common Stock and $3.125 Par Preferred Stock.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES NAMED IN ITEM 1, "FOR" APPROVAL OF THE EXCHANGE AGREEMENT AS DISCUSSED IN
   ITEM 2, AND "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AS DISCUSSED IN ITEM 3.











                         ITEM 1.  ELECTION OF DIRECTORS


        The Company's Board of Directors is divided into three classes, and each class of directors is elected for a three year term. At each Annual Meeting of Shareholders, directors are elected to succeed those in the class whose terms are expiring.

        The terms of the Class I directors are scheduled to expire on the date of the Annual Meeting. Mr. English, Mr. Frauenhofer and Mr. Tanner, who currently are directors, and Mr. Marquardt, who recently joined the Company as President and Chief Operating Officer, have been nominated as Class I directors. If elected, they will each fill three year terms that expire at the Annual Meeting of Shareholders to be held in 2000 or when their successors are elected and qualified.

        The Board of Directors has a policy which requires an incumbent director who has reached the age of 70 to submit his or her resignation as a director effective as of the date of the Annual Meeting of Shareholders of the Company following the month in which such director's 70th birthday falls. Mr. DeRoy C. Thomas, who was elected a Class III director at the Annual Meeting of Shareholders held in 1996, reached the age of 70 during the past year. Accordingly, he has submitted his resignation, which will become effective as of the date of the Annual Meeting.

        Assuming the presence of a quorum, the election of directors will require the affirmative vote of a plurality of the votes cast by the holders of shares of CNG Common Stock and $3.125 Par Preferred Stock, voting together, present in person or by proxy at the Annual Meeting. Accordingly, any abstention from voting on the election of directors will not factor into the determination of whether or not the four management nominees are elected.

        IT IS INTENDED THAT VOTES WILL BE CAST PURSUANT TO THE ENCLOSED PROXY FOR THE ELECTION OF THE FOUR NOMINEES SET FORTH BELOW UNLESS AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES IS WITHHELD BY SUCH PROXY, IN WHICH CASE IT IS INTENDED THAT VOTES WILL BE CAST FOR THOSE NOMINEES, IF ANY, WITH RESPECT TO WHOM AUTHORITY HAS NOT BEEN WITHHELD. MR. ENGLISH, MR. FRAUENHOFER AND MR. TANNER WERE ELECTED AS DIRECTORS AT THE ANNUAL MEETING HELD JANUARY 25, 1994 FOR TERMS OF THREE YEARS AND ARE CURRENTLY SERVING AS MEMBERS OF THE BOARD OF DIRECTORS. IN THE EVENT THAT ANY OF THE NOMINEES SHOULD BECOME UNABLE OR UNWILLING TO SERVE AS A DIRECTOR, A CONTINGENCY WHICH MANAGEMENT HAS NO REASON TO EXPECT, IT IS INTENDED THAT THE PROXY WILL BE VOTED, UNLESS AUTHORITY IS WITHHELD, FOR THE ELECTION OF SUCH PERSON, IF ANY, AS SHALL BE DESIGNATED BY THE BOARD OF DIRECTORS. THE PROXY CANNOT BE VOTED FOR MORE THAN FOUR NOMINEES.


   BIOGRAPHICAL INFORMATION

        The biographical information which follows includes the names and photographs of the nominees for Class I directorships and of the incumbent






   Class II and Class III directors; the principal current occupation or employment of each for the past five years, the number of shares of stock of the Company reported by each as beneficially owned, directly or indirectly, as of November 1, 1996, the year each person became a director of the Company, the age of the director, the Board committee(s) on which each serves, and the principal directorships and other affiliations of such persons.


   nominees for class I DIRECTORS FOR TERMS COMMENCING IN 1997 AND EXPIRING IN 2000

         Name, Age
       Year Elected a
         Director,
      Shares Owned and       Principal Occupation and Other Information
       Board Committee       ------------------------------------------
         Membership
      ----------------

          (PHOTO)
                          President Emeritus
                          Trinity College
                          Hartford, Connecticut

      JAMES F. ENGLISH,
       JR., 69   1970     Mr. English is a graduate of Yale
    1,500 common shares   University and holds an M.A. degree from
        Chair, Audit      Cambridge University and a J.D. from the
         Committee        University of Connecticut School of Law.
        Committee on      He is a director of CIGNA Corporation and
          Directors       Fleet National Bank.  He is also a
                          director of Elderhostel and the Mystic
                          Seaport Museum.





















          (PHOTO)         Chairman & Chief Executive Officer
                          Connecticut Natural Gas Corporation
                          Hartford, Connecticut

           VICTOR H.      Mr. Frauenhofer joined Connecticut
      FRAUENHOFER, 63     Natural Gas Corporation in 1961 and held
            1978          various positions until he was elected
    36,924 common shares  President in 1983. He was named to the
     Executive Committee  additional positions of Chief Executive
                          Officer in 1987 and Chairman in 1991. He is a graduate of Bentley College and Harvard AMP. He is Chairman, President and a director of each of Connecticut
                          Natural Gas Corporation's operating
                          subsidiaries. He serves on the Board of Directors of Spencer Turbine Company and the Connecticut Capitol Region Growth
                          Council, Inc. He is a trustee of the
                          Connecticut Policy and Economic Council,
                          Inc. He is a past chairman of the New
                          England Gas Association and a past member of the Board of Directors of the American
                          Gas Association.




          (PHOTO)         President & Chief Operating Officer
                          Connecticut Natural Gas Corporation
                          Hartford, Connecticut

    ARTHUR C. MARQUARDT,  Mr. Marquardt has been the President and
    49                    Chief Operating Officer of the
            1996          Connecticut Natural Gas Corporation since
    *9,600 common shares  December 1, 1996.  Prior to joining CNG,
    President and Chief   he was the Senior Vice President at the
     Operating Officer    Long Island Lighting Company's Gas
                          Business Unit.  Mr Marquardt has had
    * As of 12/1/96       extensive and varied business experience
                          at Combustion Engineering, Inc.; General
                          Electric Company; Quadrex Corporation;
                          and Pacific Nuclear Systems, Inc. where
                          he was President and Chief Operating
                          Officer. He has also served as Chairman of the New York Facilities Executive
                          Committee, Director of the Huntington
                          Chamber of Commerce, the Huntington
                          Chamber Foundation, the Long Island
                          Builders Institute and as a member of the Family Service League Business Advisory
                          Council.










          (PHOTO)         President & Chief Executive Officer
                          New Britain General Hospital
                          New Britain, Connecticut

      LAURENCE A. TANNER, Mr. Tanner is a graduate of the
             50           University of Rhode Island and Yale
             1993         University where he received a Master's
     783 common shares    degree. Mr. Tanner joined New Britain
        Compensation      General Hospital as President and Chief
         Committee        Executive Officer in 1987.  He also
    Pension & Investment  serves as President and Chief Executive
          Committee       Officer of the Central Connecticut Health
                          Alliance, which is a holding company for New Britain General Hospital and several affiliated corporations. Prior to joining New Britain General Hospital, he was the President and Chief Executive
                          Officer of Bristol Hospital. Mr. Tanner
                          is a past Chairman of the Association for the Advancement of Medical
                          Instrumentation, a national organization located in Washington, D.C. In addition, he is a director of the New Britain
                          Chamber of Commerce, the Voluntary
                          Hospitals of America, Southern New
                          England Chapter, and the Connecticut
                          Hospital Association. He is a corporator of the New Britain/Berlin YMCA, the Hospital for Special Care, the
                          Connecticut Children's Medical Center and the Klingberg Family Center, and a trustee of the Jerome Home of New
                          Britain.





























       CLASS II DIRECTORS WHOSE TERMS COMMENCED IN 1996 AND EXPIRE IN 1998




         Name, Age
       Year Elected a
         Director,
      Shares Owned and        Principal Occupation and Other Information
       Board Committee     ----------------------------------------------
        Membership
    --------------------

          (PHOTO)
                           Chairman, Environmental Warranty, Inc.
                           West Hartford, Connecticut

    RICHARD J. SHIMA, 57   Mr. Shima is a graduate of Harvard
            1987           University. He served as an officer in
    2,500 common shares    the U.S. Navy.  He is a member of the
    Executive Committee    American Academy of Actuaries, a trustee
     Chair, Committee on   of the Hartford Graduate Center and Saint
          Directors        Joseph College, and a director of
                           Hartford Hospital and the Greater
                           Hartford YMCA. He serves as a director of Enhance Financial Services Group, Inc.,
                           The Trust Company of Connecticut, the
                           Keystone Mutual Funds and Middlesex
                           Mutual Assurance Co. Mr. Shima joined
                           Travelers Companies in 1961 and held
                           several positions in corporate accounting and finance. He became Executive Vice
                           President for all casualty-property
                           business in 1980, Executive Vice
                           President and Chief Investment Officer in
                           1985, and served as Vice Chairman and
                           Chief Investment Officer until 1991.
                           Environmental Warranty, Inc. provides
                           insurance and consulting services
                           relating to environmental matters.




















          (PHOTO)         Principal
                          Tomasso Brothers, Inc.
                          New Britain, Connecticut

    MICHAEL W.  TOMASSO,  Mr. Tomasso holds a B.A. degree from
             43           Tufts University and an M.B.A. from
            1996          Babson College. Prior to his joining
     406 common shares    Tomasso Brothers in 1993, Mr. Tomasso was
    Pension & Investment  President, CEO and Director of Geodyne
         Committee        Resources, Inc., in Houston, Texas, then
      Audit Committee     an affiliate of PaineWebber, Inc. and
                          traded on the American Stock Exchange.
                          Prior to joining Geodyne he was Executive
                          Vice President of Snyder Exploration
                          Company.  In the above positions he was
                          involved in the natural gas and oil
                          acquisition, development and production
                          businesses. He was also a member of the Board of Directors of PaineWebber
                          Properties. He is currently a member of the Board of Trustees of the Kingswood-Oxford School and is a corporator of the New Britain General
                          Hospital, the Boys' and Girls' Club of
                          New Britain and the New Britain-Berlin
                          YMCA.  He is also a member of the
                          Steering Committee of Central Connecticut
                          State University's Institute of
                          Industrial and Engineering Technology.

































   CLASS II DIRECTORS WHOSE TERMS COMMENCED IN 1995 AND EXPIRE IN 1998

         Name, Age
       Year Elected a
         Director,
      Shares Owned and           Principal Occupation and Other Information
       Board Committee        ----------------------------------------------
        Membership
    ---------------------


          (PHOTO)         President and Chief Executive Officer
                          Ensign-Bickford Industries, Inc.
                          Simsbury, Connecticut

     HERMAN J. FONTEYNE,  Mr. Fonteyne received his B.S. Degree in
         57    1993       Chemical Sciences from Louvain University
    1,422 common shares   in Belgium. After serving in the Belgian
      Audit Committee     Army he started his career with
        Compensation      UCB/Fabelta in their textile
          Committee       manufacturing group. In 1966 he joined
                          Monsanto in Europe where he held numerous positions in both the Europe/Africa and U.S. Operations before becoming Managing
                          Director of Monsanto Agricultural
                          Products Company and Corporate Vice
                          President. Mr. Fonteyne joined Ensign-
                          Bickford Industries Inc. in 1982 as its
                          President and Chief Executive Officer.
                          Mr. Fonteyne is a director of Ensign-
                          Bickford Industries, Inc. He also
                          currently serves on the World Affairs
                          Council Board, AMA General Management
                          Council, the Board of Junior Achievement of North Central Connecticut, and the Executive Council of the Conference
                          Board.























          (PHOTO)         Principal, Mullane Enterprises Inc.
                          West Hartford, Connecticut

    DENIS F. MULLANE, 66  Mr. Mullane served four years with the U.
            1973          S. Army in Germany following his
    2,000 common shares   graduation from the U. S. Military
        Committee on      Academy at West Point. Mr. Mullane
         Directors        recently retired as Chairman after a 38
    Pension & Investment  year career with Connecticut Mutual Life.
          Committee       He joined Connecticut Mutual in 1956 as
                          an agent and became its President in 1976 and Chief Executive Officer in 1983. He has been active in community and insurance industry affairs throughout his career. Mr. Mullane is currently active with St. Francis Hospital and Medical
                          Center,  The American Leadership Forum,
                          the West Point Association of Graduates
                          and the American College, Bryn Mawr,
                          Pennsylvania. Mullane Enterprises
                          provides advice to its clients about
                          retirement, estate planning and
                          charitable giving.






































   CLASS III DIRECTORS WHOSE TERMS COMMENCED IN 1996 AND EXPIRE IN 1999
                          Principal
          (PHOTO)         Law Offices of Bessye W. Bennett
                          Bloomfield, Connecticut

   BESSYE W. BENNETT, 58  Mrs. Bennett is a 1958 graduate of
                          Radcliffe College with a B.A. Degree in
            1987          Government, cum laude. She also holds an
      513 common shares   M.A. Degree in Education from Trinity
      Audit Committee     College and a J.D. degree from the
        Committee on      University of Connecticut Law School. She
          Directors       has been in corporate practice as
                          Associate Counsel and Assistant Vice
                          President at Society for Savings and from 1983 to 1984 as General Counsel to the Connecticut State Employees Retirement
                          Commission. From 1985 to 1991 she served as part-time Deputy Town Attorney for the Town of Bloomfield and from 1992 to 1993 as the Chairman of the Connecticut
                          Commission on Victim Services. Since 1993
                          Ms. Bennett has been engaged in the
                          private practice of law. She also serves as a corporator of the Hartford Public
                          Library, St. Francis Hospital and Medical
                          Center and The Bushnell and as a trustee of Hartford College for Women, the Hartford Symphony Orchestra, the YMCA and the New Samaritan Corporation. She is also a director of The Trust Company of Connecticut.






























                           President
          (PHOTO)          ARCO Investment Management Company
                           Los Angeles, California

    BEVERLY L. HAMILTON,   A resident of Connecticut since 1980,
          50               Mrs. Hamilton is a graduate of the
            1982           University of Michigan where she received
    1,071 common shares    a B.A. with honors. She also studied at
      Chair, Pension &     New York University's Graduate School of
    Investment Committee   Business. Mrs. Hamilton is President of
                           ARCO Investment Management Company, a
                           subsidiary of Atlantic Richfield, where
                           she also has been a Vice President since
                           1991. She served as Deputy Comptroller
                           for the City of New York for four years.
                           Mrs. Hamilton joined United Technologies in 1980, and served as a Vice President from 1981 to 1987. For the previous five years she was a Vice President of Morgan
                           Stanley & Co., Inc. Prior to that she was a Vice President and principal with Auerbach, Pollak, and Richardson, a trust officer at Manufacturers Hanover, and a research analyst with ITT Corporation.
                           Mrs. Hamilton is a director of the TWA
                           Pilots Directed Account Plan,
                           Massachusetts Mutual Funds, the Stanford
                           (University) Management Company, and the
                           American Funds' Emerging Markets Growth
                           Fund.



































                         President, Retired
          (PHOTO)        Kaman Corporation
                         Bloomfield, Connecticut

    HARVEY S. LEVENSON,  Mr. Levenson holds B.A. and J.D. degrees
           56            from Drake University and an L.L.M. from
           1990          Georgetown University. He was an attorney
    3,018 common shares  with the Treasury Department, Washington,
                         D.C. until 1968. From 1968 to 1982, he
    Chair, Compensation  practiced law at the Hartford law firm of
         Committee       Murtha, Cullina, Richter and Pinney. At
    Executive Committee  the end of 1995, Mr. Levenson retired as
                         President and Chief Operating Officer of
                         Kaman Corporation, which he joined in
                         1982. Mr. Levenson is a managing member of Hamleg Enterprises, L.L.C., a private investment company, and currently serves on the Board of Directors of Kaman
                         Corporation and Security-Connecticut
                         Corporation. Mr. Levenson is a corporator of St. Francis Hospital, Hartford
                         Hospital, and The Institute of Living.


        The indicated shares include shares held by spouses, children and relatives sharing a director's home as to which beneficial ownership has been disclaimed and in the case of Mr. Frauenhofer, shares held for his account in the Company's Employee Savings Plan.

   COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, as well as persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on the Company's review of the copies of such forms received or written representations from reporting persons that no reporting was required, the Company believes during fiscal year 1996 all filing requirements were met.


   BOARD COMMITTEES

        The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee, a Pension & Investment Committee and a nominating committee known as the Committee on Directors.

        Audit Committee members are James F. English, Jr., Chair, Bessye W. Bennett, Herman J. Fonteyne and Michael W. Tomasso. This Committee recommends to the Board of Directors a firm of independent public







   accountants to audit the books and accounts of the Company. The Committee reviews the reports prepared by the independent public accountants and recommends to the Board any actions deemed appropriate in connection with the reports. The Company's manager of internal auditing reports annually to the Committee on internal auditing activities and is authorized to report directly to the Committee more frequently should the need arise. The Audit Committee held three meetings during the most recent fiscal year.

        For fiscal year 1996, Compensation Committee members were Harvey S. Levenson, Chair, Herman J. Fonteyne, Laurence A. Tanner, and Deroy C. Thomas. The Committee establishes salaries and benefits for all officers, subject to Board approval. The Committee reviews all Company compensation and benefit programs. The Compensation Committee met three times during the most recent fiscal year.

        Executive Committee members are Deroy C. Thomas, Chair, Victor H. Frauenhofer, Harvey S. Levenson, and Richard J. Shima. Pursuant to the Bylaws, the Executive Committee has authority with regard to most business of the Company when the Board of Directors is not in session, as well as having powers relating to the finances of the Company. The Executive Committee met eleven times during the most recent fiscal year.

        The Pension & Investment Committee is composed of Beverley L. Hamilton, Chair, Denis F. Mullane, Laurence A. Tanner, and Michael W. Tomasso. The Pension & Investment Committee oversees the financial management of all qualified and non-qualified plans of deferred compensation, trusts relating to such plans, and similar arrangements sponsored by the Company. The Committee recommends contributions and amendments to such plans, and has the authority to select, remove, review the performance of, and allocate assets among managers, trustees, insurance companies and other financial advisors as necessary to fully discharge its duties. The Committee met once during fiscal year 1996.

        The Committee on Directors is composed of Richard J. Shima, Chair, Bessye W. Bennett, Denis F. Mullane, and James F. English, Jr. This Committee considers candidates for vacancies on the Board, including candidates referred to it in written stockholder recommendations, and recommends nominees to the Board when the need arises. The Committee met two times during fiscal year 1996. The Company's Bylaws provide that in order for a stockholder to nominate a candidate for election as a director of the Company, a stockholder must provide written notice to the Secretary of the Company of such stockholder's intention to so nominate a candidate at least forty-five days prior to the Annual Meeting of Shareholders.

        During the 1996 fiscal year the Board of Directors held 11 meetings and there were 20 committee meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and committees on which they serve.


   COMPENSATION OF DIRECTORS







        During the 1996 fiscal year, directors received an annual retainer fee of $11,000 plus $800 for each Board or committee meeting attended. A chair of a committee received $850 for each committee meeting chaired in lieu of $800. A plan of deferred compensation for services as a director is made available to directors. No director who also is an employee of the Company receives any fees for service on the Board.


   COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Compensation Policy. The Compensation Committee's compensation program for executive officers, including the Chief Executive Officer, is designed to relate total compensation to corporate performance. Such compensation is comprised of base salary and distributions pursuant to the Annual Incentive Plan and Executive Restricted Stock Plan. As a result, a significant percentage of total compensation for the Company's executive officers is dependent upon corporate financial performance. The program offers total compensation opportunities which are competitive with other leading gas utilities and which enable the Company to compete for and recruit executive talent critical to the Company's long term success.

        1996 Executive Compensation. The first component of each executive's compensation, including that of the Chief Executive Officer, Mr. Frauenhofer, is base salary. To determine base salaries, the Committee chiefly relies upon data for executives in similar positions in comparable, or peer group, companies and selects as a target the average salary of this group. Base salaries are targeted to the average level of industry peers in recognition that the potential for additional compensation offered by the Annual Incentive Plan and Executive Restricted Stock Plan provides incentive to improve corporate performance and increase shareholder value. The companies which comprise the industry peer group generally used by the Committee are listed below in the discussion under Corporate Performance Graph.

        Under the Annual Incentive Plan, cash awards are made to participants based upon the performance of the Company in the prior fiscal year. Plan participants are eligible for awards that are targeted amounts, stated as percentages of salaries that range from 5 to 30 percent. The performance of the Company in achieving 12 specific goals is measured at year end on a scale from 0 to 100 percent; however, no credit is permitted if performance falls below 80 percent with respect to any single goal. Using these criteria the overall corporate performance rating for awards paid in 1996 with respect to performance in 1995 for regulated operations was 43.7%.
   This result is then applied to each executive's targeted award to determine the actual award.

        The Executive Restricted Stock Plan promotes the achievement of long term corporate goals by providing key employees an opportunity to achieve greater ownership interest in the Company. Under the Plan, 200,000 shares of the common stock of the Company have been reserved for issuance in the form of restricted stock awards to principal officers and other key personnel of the Company who are designated by the Board of Directors as






   being eligible to participate. The vesting of all restricted share awards under the plan is contingent upon "total return" to shareholders over multi-year periods as compared to a peer group of 19 gas companies whose identities are listed below under Corporate Performance Graph. Total return is comprised of changes in average value of the common stock plus dividends. Vesting of such awards is also contingent upon continued employment. A total of 22,146 shares were awarded to nine individuals, effective October, 1990 and another 25,520 shares were awarded to 12 individuals effective October, 1994. The vesting distribution of these 1990 awards that occurred during fiscal 1996 for the Chief Executive Officer and the four other most highly compensated officers is shown below in the "LTIP" column of the Summary Compensation Table.

        Company Performance and CEO Compensation. The foregoing principles and plans were used by the Committee and the Board of Directors to determine Mr. Frauenhofer's 1996 annual compensation, as well as compensation levels of the Company's other executive officers. Accordingly, Mr. Frauenhofer's total compensation was determined with reference to compensation paid by peer companies, the Company's operational and financial performance criteria which were achieved in 1995, and the Committee's overall assessment of his individual performance.

        Limitation on Deductibility of Executive Compensation. The Omnibus Budget Reconciliation Act of 1993 added new Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m) generally denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million per year paid or accrued for each of its chief executive officer and four other most highly compensated executive officers. Certain "performance based" compensation is not subject to the limitation of deductibility provided that certain stockholder approval and independent director requirements are met.

        The compensation paid to each of the Company's executive officers has not exceeded $1 million per year. Therefore, the Committee does not believe that the limitation on deductibility of executive compensation is currently material to the Company. The Committee will continue to review the situation in light of future events with the objective of achieving deductibility to the extent appropriate.

                                                            Herman J. Fonteyne
                                                            Harvey S. Levenson
                                                            Laurence A. Tanner
                                                               DeRoy C. Thomas


   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        As set forth above, the members of the Compensation Committee for fiscal year 1996 were Messrs. Levenson, Chair, Fonteyne, Tanner, and Thomas. All four members are non-employee directors and, except as set forth below, none has any direct or indirect material interest in or relationship with the Company outside of his or her position as director.







        As part of the Company's commercial and industrial marketing program, the Company loaned $500,000 to New Britain General Hospital in March, 1994. Laurence A. Tanner is the President and Chief Executive Officer of the hospital and a Company director. The proceeds of the loan were used to purchase and install gas air conditioning equipment. The loan is to be repaid over a five year term at 7.5% interest, however a portion of the interest payment may be returned to the hospital on a quarterly basis. As of September 30, 1996 all payments have been made and the outstanding indebtedness is $205,521. The foregoing terms are substantially similar to other transactions the Company has entered into with other large gas customers.

        To the Company's knowledge, there were no other interrelationships involving either members of the Compensation Committee or other directors of the Company requiring disclosure in this Prospectus/Proxy Statement.


   SUMMARY EXECUTIVE COMPENSATION

        The following table provides certain information relating to the compensation of the Company's Chief Executive Officer and its four other most highly compensated executive officers for fiscal years 1996, 1995 and 1994.


































                           SUMMARY COMPENSATION TABLE


                                                           Long Term
                                     Annual Compensation    Compensa-
                                                               tion
                                                    Other
                                                    Annual    LTIP       All
                         Fiscal    Salary   Bonus    Comp.   Payouts    Other
   Name and Principal      Year    ($)(a)   ($)(b)  ($)(c)     ($)(d)  Comp.
   Position                                                             ($)(e)
   Victor H.              1996    318,000  40,510   5,531     48,603   57,212
   Frauenhofer            1995    307,500 106,650   4,863     50,368   72,850
   Chairman, President    1994    300,000  77,925   6,969     97,381   84,293
   and Chief Executive
   Officer


   James P. Bolduc        1996    150,350  15,961     293     11,286   18,692
   Executive Vice         1995    145,167  44,567     255     11,703   21,074
   President and Chief    1994    137,450  13,625     225     22,630   21,567
   Financial Officer

   Harry Kraiza, Jr.       1996   129,580  16,960     611     19,068  401,181
   Senior Vice             1995   134,450  39,658     554     19,765   24,472
   President               1994   129,217  26,437     485     38,211   26,062
   Energy Services

   Anthony C. Mirabella    1996   137,833  12,137     545     10,109   17,175
   Vice President-         1995   133,633  32,087     478     10,476   19,808
   Operations              1994   127,333  19,440     413     20,264   20,788
   and Chief Engineer

   Reginald L. Babcock     1996   132,850   8,463     515     19,224   17,699
   Vice President,         1995   128,465  30,058     459     19,948   18,861
   General                 1994   123,400  19,591     400     38,543   20,457
   Counsel and
   Secretary


   (a) For fiscal year 1996, the amount reported in this column includes $9,437 deferred at the election of Mr. Kraiza.

   (b) For fiscal year 1996, the amount reported in this column includes $6,260 deferred at the election of Mr. Mirabella.

   (c) Represents amount reimbursed to the officer by the Company for the payment of income taxes resulting from such officer's participating in the Executive Life Insurance Program.









   (d) For fiscal year 1996, amounts reported in this column represent the value of restricted stock awards that vested during fiscal year 1996 pursuant to the Executive Restricted Stock Plan (less unvested dividends previously reported). The number and value of aggregate restricted stock holdings including dividends reinvested as of September 30, 1996 for each of the listed officers is as follows: Mr. Frauenhofer 4,667 shares, $109,091 value; Mr. Bolduc 1,900 shares, $44,413 value; Mr. Kraiza 1,867 shares, $43,641 value; Mr. Mirabella 1,513 shares, $35,366 value; and Mr. Babcock 1,420 shares, $33,193 value. Values are calculated based on the share price of $23.375 on October 2, 1996.

   (e) For fiscal year 1996, amounts reported in this column consist of the following: for Mr. Frauenhofer: $8,100 - unvested dividends earned on restricted stock, $ 9,000 -401(k) Plan, $30,518 - split dollar life insurance plan, $9,594 - Deferred Compensation Plan B; for Mr. Bolduc:
        $3,297 - unvested dividends earned on restricted stock, $6,766 - 401(k) Plan, $8,629 - split dollar life insurance plan; for Mr. Kraiza:
        $3,240 - unvested dividends earned on restricted stock, $5,831 - 401(k) Plan, $11,844 - split dollar life insurance plan, $69,900 -payment in lieu of salary, $6,452 - unused vacation, $11,600 per month for twenty four months as severance, $25,514 - bonus with respect to the following fiscal year (see "Severance Agreement" below); for Mr. Mirabella:
        $2,626 - unvested dividends earned on restricted stock, $8,270 - 401(k) Plan, $6,279 - split dollar life insurance plan; and for Mr. Babcock:
        $2,458 - unvested dividends earned on restricted stock, $5,488 - 401(k) Plan, $9,753 - split dollar life insurance plan.

     The split dollar life insurance plan is available to officers and other key employees in conjunction with the group term life insurance generally provided to salaried employees. Under the plan, the Company pays the entire amount of the premiums due on the policies but is generally reimbursed for the aggregate amount of all such premiums out of the proceeds of the policies if the covered executives die while the split dollar arrangements are in effect or out of the built up cash value of the policies if the arrangements terminate prior to the death of the covered executives. The amounts set forth above represent the full amount of the premium paid on behalf of the named executive officer that relates to the term life insurance portion of the policy plus the value to the executive of the remainder of the premium paid by the Company during the fiscal year, projected on an actuarial basis.

     For executives who were over the age of 52 at the inception of the program, the split dollar arrangements provide that the Company will be reimbursed for the aggregate premiums only in the event of the death of the covered executive while employed. Of the name executive officers shown in the table, only Messrs. Frauenhofer and Mirabella were over the age of 52 at the inception of their policies. The full amount of the premiums paid on behalf of Messrs. Frauenhofer and Mirabella was $147,000, and $18,339 respectively.









   CHANGE OF CONTROL AGREEMENTS

        The Company has entered into Change of Control Employment Agreements with its Chief Executive Officer, its four other most highly compensated officers, and two other officers. The agreements become effective upon a change of control (as defined therein). For a period of three years following a change of control in the event of termination of a covered executive's employment without cause by the Company or for good reason (as defined therein) by the executive, the covered executive is entitled to a lump-sum severance payment of between two and three times his annual salary and annual bonus, together with three years pension credit and continued welfare benefits. The agreements also provide for an additional payment to make a covered executive whole for any excise taxes imposed by Section 4999 of the Internal Revenue Code on payments made to him that are contingent on a change of control.


   SEVERANCE AGREEMENT

        Effective as of September 30, 1996, Mr. Harry Kraiza, Jr. left the employ of the Company. Prior to his departure, Mr. Kraiza had been Senior Vice President - Energy Services of the Company. Pursuant to a severance agreement, dated as of September 25, 1996, the Company has agreed to make the payments that are included in the "All Other Compensation" column of the Cash Compensation Table in exchange for Mr. Kraiza's agreement to release any and all claims he may have had against the Company relating to the termination of his employment.

   LONG TERM INCENTIVE PLAN

        No long term incentive awards were granted during fiscal 1996 to the executive officers named in the Summary Compensation Table.


   RETIREMENT PLANS

        The Company maintains two noncontributory defined benefit retirement plans which provide benefits for certain employees (except for employees covered by certain collective bargaining agreements) who have completed one year of continuous service and have met certain age requirements. One such plan is qualified under the applicable provisions of the Internal Revenue Code (the "Qualified Plan"), and the other is a nonqualified supplemental Officers Retirement Plan (the "Officers Plan").

        Under the Qualified Plan retirement benefits are computed by multiplying the average of the employee's five highest consecutive years annual earnings, including amounts identified in the bonus category of the Summary Compensation table above, by a specified percentage accrual based on years of credited service. Benefits accrue at 2% per year of service up to 30 years of service and thereafter an additional 1% per year up to 35 for a maximum accrual of 65%. Benefits paid under the Qualified Plan are offset






   by a portion of the employee's social security benefits. The plan provides for several optional forms of benefit payments, including a straight life annuity, various joint and survivor options, and a continuous and certain benefit option. Employees are fully vested under the Qualified Plan after five years of continuous service with the Company.

        The Officers Plan covers officers designated by the Board of Directors. It operates in conjunction with and as a supplement to the Qualified Plan. The benefits payable under the Officers Plan are calculated as continuous and certain benefits for unmarried individuals, and as joint and survivor benefits for married individuals. Benefits paid under the Officers Plan are based on the highest rate of annual salary paid to the officer at any time throughout his or her career. For purposes of the Officers Plan, the salary upon which benefits are based excludes compensation received pursuant to the Annual Incentive Plan, which amounts are reflected in the "Bonus" category of the Summary Compensation Table above. An officer is eligible to receive 60% of salary at age 60 and for officers with more than 25 years of service there is an additional one percent accrual for each year over 25 for a maximum accrual of 65% of salary with 30 years of service. Such benefits are offset by fifty percent of social security benefits payable to each participant, except in the case of individuals who were participants on December 31, 1991 if such offset would reduce the benefit payable to such participant below the benefit that otherwise would have been paid based upon salaries in effect on December 31, 1991. Also, no officer's benefit will be less than the benefit that would be received under the Qualified Plan formula without regard to the application of any Internal Revenue Service limitations on compensation or benefits payable from a qualified plan in determining the benefit level. Any benefits under the Officers Plan are also adjusted by (a) the benefits computed under all other defined benefit pension plans to which the officer is entitled from the Company or from previous employment and (b) in the case of any officer who has been employed by the Company for less than 15 years at the time of retirement, the proportion that such officer's years of service are to 15. All of the individuals named in the Summary Compensation Table above have been designated by the Board of Directors as participants in the Officers Plan.

        The credited years of service as of September 30, 1996, for the five individuals named in the Summary Compensation Table are as follows: Mr. Frauenhofer, 35 years, Mr. Bolduc, 26 years, Mr. Kraiza, 26 years, Mr. Mirabella, 25 years, and Mr. Babcock, 17 years. The estimated annual benefits payable upon retirement under the plans are as follows: Mr. Frauenhofer, $208,303; Mr. Bolduc, $90,204; Mr. Kraiza, $67,282; Mr.
   Mirabella, $82,147, and Mr. Babcock, $79,809.

   CORPORATE PERFORMANCE GRAPH

        The following graph compares the total shareholder returns produced by the Company over the last five fiscal years to the Standard & Poor's 500 Stock Index ("S & P 500"), the Dow Jones Utility Group and the "CNG Peer Group." The CNG Peer Group consists of the following Companies: Atmos Energy Corporation, Bay State Gas Company, Colonial Gas Company, Connecticut Energy Corporation, Energen Corporation, Indiana Energy, Inc., Laclede Gas






   Company, New Jersey Resources Corporation, Northwest Natural Gas Company, NUI Corporation, Piedmont Natural Gas, Inc., Providence Energy Corporation, Public Service Company of North Carolina, Inc., South Jersey Industries, Inc., Southeastern Michigan Gas Enterprises, Southern Union Company, United Cities Gas Company, Washington Energy Company and Yankee Energy Systems, Inc. Total return values for the S & P 500, the Dow Jones Utility Group, the CNG Peer Group and the Company were calculated based on cumulative total return values assuming reinvestment of dividends.

        The CNG Peer Group is the same group generally used by the Compensation Committee in its analysis and evaluation of employee compensation.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
     AMONG CONNECTICUT NATURAL GAS CORPORATION, THE S & P 500 INDEX, THE DOW JONES UTILITY GROUP AND THE CNG PEER GROUP INDEX

                                         CUMULATIVE TOTAL RETURN
                                  ---------------------------------------
                                  9/91   9/92   9/93   9/94   9/95   9/96
   Connecticut Natural Gas Corp.   100    124    182    142    142    166

   PEER GROUP                      100    122    155    135    146    177

   S & P 500                       100    111    125    130    169    203

   * $100 INVESTED ON 9/30/91 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30.




























   OWNERSHIP OF COMPANY STOCK

        The following table shows the number of shares of CNG Common Stock beneficially owned by each of the named Executive Officers listed in the Summary Compensation Table above and the beneficial ownership of all directors and officers as a group as of November 1, 1996. No officer or director owns any shares of preferred stock.


                                                        Amount
                                                      Beneficially
      Title of Class       Name of Beneficial Owner      Owned*
      --------------       ------------------------   -----------

      Common Stock, $3.125 Victor H.  Frauenhofer       36,924
      Par Value

      Common Stock, $3.125 James P. Bolduc               9,379
      Par Value

      Common Stock, $3.125 Harry Kraiza, Jr.             5,519
      Par Value

      Common Stock, $3.125 Anthony C. Mirabella          9,872
      Par Value

      Common Stock, $3.125 Reginald L. Babcock           7,080
      Par Value




                                                          Amount
                                                       Beneficially
                                                       Owned by all
                                                       Officers and
              Title of Class                            Directors
              -----------------                       --------------


              Common Stock, $3.125 Par                  101,048,335
              Value.................................


        The Company is aware of no shareholders who owned beneficially more than 5% of a class of its voting securities on November 1, 1996.




   _____________________________







   * No officer or director owns more than one percent of any class of the Company's stock. The percentage of shares owned by all officers and directors as a group on November 1, 1996 was .95 percent of CNG Common Stock.



                              ITEM 2.  THE EXCHANGE

   INTRODUCTION

        The Board of Directors and management of CNG consider it to be in the best interests of the Company, its shareholders and customers to change the corporate organization of the Company into a holding company structure. The Exchange is the first step of the reorganization. It will result in CNG becoming a wholly-owned subsidiary of CTG, with the present holders of CNG Common Stock becoming the holders of CTG Common Stock.

        In order to effectuate the Exchange, CNG has taken action to incorporate CTG under the laws of the State of Connecticut. CTG is presently an inactive, wholly-owned subsidiary of CNG. CNG and CTG have entered into the Exchange Agreement, pursuant to which each outstanding share of CNG Common Stock will be exchanged for one share of CTG Common Stock. Following the receipt of all necessary approvals, including those of shareholders, the Exchange will take place and CNG will become a wholly-owned subsidiary of CTG. A copy of the form of Exchange Agreement is attached to this Prospectus/Proxy Statement as Exhibit A and is hereby incorporated herein by reference.

        The CNG $3.125 Par Preferred Stock and $100 Par Preferred Stock will not be affected by the Exchange and each will continue to be outstanding securities of CNG. See " Treatment of Preferred Stock."

        It is intended that the holders of CNG Common Stock will not recognize gain or loss for federal income tax purposes on the conversion of their shares into shares of CTG Common Stock. See " Certain Federal Income Tax Consequences."


   VOTE REQUIRED

        Under Connecticut law, the affirmative vote of two-thirds (66 and 2/3%) of both the CNG Common Stock and the $3.125 Par Preferred Stock voting together as a single class and two-thirds (66 and 2/3%) of the CNG Common Stock voting separately is required to approve the Exchange Agreement. Because the voting requirement for the Exchange relates to outstanding shares, broker non-votes and abstentions both will have the effect of a negative vote. Holders of CNG $100 Par Preferred Stock are entitled to receive notice of the Annual Meeting, but they are not entitled to vote.


   REASONS FOR THE EXCHANGE AND CORPORATE RESTRUCTURING







        The Exchange is an integral part of a corporate restructuring whose purpose is to provide CNG and its affiliates with greater flexibility to develop and operate new businesses in an increasingly competitive environment. It will also offer a mechanism for better defining and separating the regulated and unregulated businesses and for protecting the regulated business and its customers from the risks involved in unregulated ventures. It is a structure that many other utilities have adopted in recent years.

        As described below under the heading " Transfers of TEN and Other CNG Assets to CTG," it is intended that following the Exchange the current unregulated subsidiaries of CNG will be transferred to and become subsidiaries of CTG. In addition, CTG may establish new subsidiaries to engage in new unregulated businesses. Management expects that the unregulated activities will continue to be energy-related and in markets with which management is familiar and in which it has expertise.

        The restructuring will provide CTG and its affiliates with greater financial flexibility. CTG, in addition to receiving dividends from CNG and the other direct subsidiaries of CTG, will be able to obtain funds through equity financings. CNG may obtain funds through its own financings, which may include the issuance of first mortgage bonds, unsecured medium term notes, or preferred stock, as well as the issuance of additional shares of CNG Common Stock to CTG. The unregulated businesses will be able to obtain funds from CTG, from other unregulated affiliates or from their own outside financings, without any material impact on the capital structure or credit of CNG. Any financings will depend upon the financial and other conditions of the entities involved and on market conditions.

        The financing of CNG's activities is subject to approval of the Connecticut Department of Public Utility Control (the "DPUC"). The financing of the activities of CTG and its unregulated subsidiaries will not require DPUC approval, which will increase financing flexibility. In addition, the capital structure of each unregulated subsidiary may be appropriately tailored to suit its individual business.


   CERTAIN CONSIDERATIONS

        CNG has historically distributed and sold natural gas to its customers without substantial competition from other gas utilities, cooperatives or other providers of natural gas. However, the demand for energy provided by CNG and other utility companies is becoming increasingly affected adversely by competition from unregulated entities which seek to provide energy products and services to large commercial and industrial customers, such as educational, health care and governmental institutions. CTG's unregulated subsidiaries may compete with these entities in the provision of unregulated energy and other products and services to CNG customers and others.
   However, CNG's regulated gas business will remain the core business of the restructured companies and is expected to constitute the predominant part of CTG's earning power for the foreseeable future.







        It is the current intention of CTG that, following the Exchange, the unregulated subsidiaries will engage only in energy-related business which are not regulated by the DPUC. Such businesses may encounter competitive and other factors not generally experienced by CNG, and may have different, and perhaps greater, investment risks than those involved in the regulated natural gas utility business of CNG. Any losses incurred by such businesses will not be recoverable in the utility rates of CNG.

        The unregulated assets of CNG, excluding the assets of CNG Realty Corp., represented as of September 30, 1996, approximately 16% of CNG's total assets, and revenues attributable to the unregulated assets represented approximately 7% of CNG's total revenues for the 1996 fiscal year. In the aggregate, CNG currently has approximately $467,000,000 of assets and more than $315,000,000 of annual revenues.


   THE EXCHANGE AGREEMENT

        The Exchange Agreement has been unanimously approved by the Board of Directors of CNG subject to its approval by the holders of the outstanding shares of CNG Common Stock and $3.125 Par Preferred Stock, as described under " Vote Required." In the Exchange,

             (1) each share of CNG Common Stock outstanding immediately prior to the effective time of the Exchange will be exchanged for one new share of CTG Common Stock;

             (2) each outstanding share of CNG $3.125 Par Preferred Stock and $100 Par Preferred Stock will remain outstanding and unchanged (see " Treatment of Preferred Stock");

             (3) CTG will become the owner and holder of each share of CNG Common Stock outstanding immediately prior to the effective time of the Exchange.

        As a result of the foregoing, CNG will become a subsidiary of CTG and all of the CTG Common Stock outstanding immediately after the Exchange will be owned by the holders of CNG Common Stock outstanding immediately prior to the Exchange. The Certificate of Incorporation of CNG (the "CNG Certificate") as then in effect will not be changed as a result of the Exchange.


   REQUIRED REGULATORY APPROVALS

        As a public utility company, CNG is subject to the jurisdiction of the DPUC with respect to rates, issuances of debt and equity securities and certain other matters. The formation of a holding company structure for CNG, the Exchange and the related restructuring will not change the applicability of such regulatory jurisdiction to CNG. By a decision dated







   November 27, 1996, CNG received the DPUC's approval to proceed with the Exchange.

        As a holding company of a Connecticut gas company, CTG will be subject to limited regulation by the DPUC. Among other things, transactions between CTG and CNG and the allocation of CTG's expenses between its regulated and unregulated subsidiaries will be subject to DPUC oversight.

        Although the Exchange will make CTG a holding company for purposes of the federal Public Utility Holding Company Act of 1935 (the "Holding Company Act"), CNG expects that CTG will qualify for an exemption from almost all provisions of the Holding Company Act under Section 3(a)(1). An exemption under Section 3(a)(1) is available when a holding company and each public utility subsidiary from which the holding company derives a material part of its income are predominantly intrastate in character and carry on their business substantially in a single state in which each such entity is incorporated. CTG will file an exemption application with the Securities and Exchange Commission (the "SEC") in anticipation of the Exchange. See also, "-Regulation of CTG." The Exchange is conditioned on the receipt of an order satisfactory to CNG from the SEC and receipt of any other necessary regulatory approvals.


   TRANSFERS OF TEN AND OTHER CNG ASSETS TO CTG

        After the Exchange, CNG intends to transfer to CTG the stock of its unregulated subsidiary, The Energy Network, Inc. ("TEN") (the "TEN Transfer"). The TEN Transfer will complete the restructuring. It is expected to take place no later than September 30, 1997, at the conclusion of CNG's 1997 fiscal year. Following the TEN Transfer, CTG will have two subsidiaries, CNG and TEN. The former will continue its activities as a local gas distribution company, regulated by the DPUC. The latter will continue, directly and through its subsidiaries, various energy services activities on an unregulated basis, including the operation of the district heating and cooling ("DHC") systems that serve many of the office buildings in the center of Hartford. CNG currently intends to retain ownership of CNG Realty Corp., a special purpose subsidiary of CNG created for the sole purpose of constructing, owning and operating CNG's headquarters buildings on Columbus Boulevard in Hartford, Connecticut.


   DIVIDENDS

        CTG does not now, nor will it after the Exchange, conduct directly any business operations from which it will derive any revenues. Dividends on CTG Common Stock will depend upon the earnings, financial condition and capital requirements of CNG and, to a lesser extent, TEN and its subsidiaries. In addition, payment of dividends on the CNG Common Stock will continue to be subject to the rights of holders of both classes of CNG preferred stock with respect to dividends.








        CTG expects to declare and pay quarterly dividends on CTG Common Stock on the same schedule as that now followed by CNG with respect to CNG Common Stock dividends. The quarterly dividend most recently declared by the CNG Board of Directors on CNG Common Stock was $.38 per share payable December 20, 1996, to holders of record of such stock on December 6, 1996.


   TREATMENT OF PREFERRED STOCK

        The proposed Exchange will not result in any change in CNG's two outstanding classes of preferred stock, the CNG $3.125 Par Preferred Stock and the $100 Par Preferred Stock. The decision to have the $3.125 Par Preferred Stock and the $100 Par Preferred Stock continue as securities of CNG is based upon, among other factors, a desire not to alter the nature of the investment represented by such stock, as well as the need of CNG not to foreclose future issuances of Preferred Stock to help meet its capital requirements. The local gas distribution operations of CNG will initially constitute, and are expected to continue to constitute, the predominant part of the consolidated assets and earnings power of CTG. Accordingly, it is believed that the value of the CNG Preferred Stock will not be affected by the Exchange. The $3.125 Par Preferred Stock and the $100 Par Preferred Stock will continue to rank senior to the CNG Common Stock as to dividends and as to the distribution of CNG assets upon any liquidation.

        Although the restructuring is not expected to materially affect the holders of CNG preferred stock, the assets and earnings of the CTG subsidiaries (other than CNG) will not be of any potential benefit to the holders of such stock if the TEN Transfer portion of the restructuring is consummated. See " Transfers of TEN and Other CNG Assets to CTG." The CNG $3.125 Par Preferred Stock and the $100 Par Preferred Stock are and will be unrelated in rank to CTG Common Stock.

        Following the Exchange, CNG intends to provide holders of CNG $3.125 Par Preferred Stock and CNG $100 Par Preferred Stock with such annual and quarterly reports, including financial information, as it provides to the holders of CTG Common Stock. However, CNG will no longer be subject to the reporting requirements of the Securities Exchange Act of 1934.


   AMENDMENT OR TERMINATION

        CNG may amend any of the terms of the Exchange Agreement at any time before or after its approval by shareholders. The Exchange Agreement provides that it may be terminated, and the Exchange abandoned, at any time, whether before or after approval of the Exchange by shareholders, by action of the CNG Board of Directors if such Board determines that the Exchange would for any reason be inadvisable or not in the best interests of CNG or its shareholders. In making such determination, the CNG Board of Directors would consider, among other things, demands for cash payments, if any, made by holders of CNG Common Stock or the $3.125 Par Preferred Stock seeking to exercise statutory dissenters' rights under applicable Connecticut law (described below under " Rights of Dissenting Shareholders." CNG is unable







   to predict under what other circumstances the restructuring might be terminated and abandoned.


   RIGHTS OF DISSENTING SHAREHOLDERS

        The Connecticut Business Corporation Act (the "CBCA") provides dissenters' rights of appraisal for the holders of CNG Voting Stock who object to the Exchange and meet the requisite statutory requirements contained in Sections 33-855 through 33-872 of the CBCA. (Holders of CNG $100 Par Preferred Stock do not have the right to vote on the restructuring and do not have dissenters' rights under the CBCA.) Under the CBCA, if the Exchange Agreement is approved by CNG shareholders entitled to vote and the Exchange is consummated, any holder of CNG Voting Stock who wishes to assert dissenters' rights must do all of the following: (a) deliver to CNG before the vote is taken, written notice of his or her intent to demand payment for his or her shares of CNG Voting Stock, (b) not vote such shares in favor of the Exchange, and (c) upon receipt of the required dissenters' notice from CNG, demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date set forth in the dissenters' notice and deposit the certificate or certificates representing the shares in accordance with the terms of the notice. At the effective time of the Exchange, CNG will pay to such shareholder the amount CNG estimates to be the "fair value" of such shares of CNG Voting Stock as of the time immediately prior to the consummation of the Exchange.

        A shareholder who does not satisfy each of the aforementioned requirements is not entitled to payment for such shareholder's shares of CNG Voting Stock under the dissenters' rights provisions of the CBCA and will be bound by the terms of the Exchange. Notwithstanding the foregoing, a shareholder who satisfies requirements (a) and (b) above, but acquired beneficial ownership of his or her shares on or after the announcement date set forth in the dissenters' notice from CNG (see clause (b) under "--Notice and Demand" below) will be entitled to payment; however, CNG can elect to withhold such payment unless such shareholder agrees to accept, in full satisfaction of such shareholder's demand, the amount offered by CNG.

        A shareholder may dissent as to less than all of the shares of CNG Voting Stock registered in such shareholder's name only if such shareholder dissents with respect to all shares beneficially owned by any one person and notifies CNG in writing of the name and address of each person on whose behalf such shareholder asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares of CNG Voting Stock as to which the shareholder dissents and his or her other shares of CNG Voting Stock were registered in the names of different shareholders. A beneficial shareholder may assert dissenters' rights as to shares held on such shareholder's behalf only if such shareholder (a) submits to CNG the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and (b) asserts dissenters' rights with respect to all shares of CNG Voting Stock of which the shareholder is the beneficial shareholder or over which such beneficial shareholder has the power to direct the vote.







        Set forth below is a summary of the procedures relating to the exercise of dissenters' rights under the CBCA. The following summary does not purport to be a complete statement of, and is qualified in its entirety by reference to, the provisions of Sections 33-855 through 33-872 of the CBCA, a copy of which is attached as Exhibit C hereto, and to any amendments to such sections as may be adopted after the date of this Prospectus/Proxy Statement.

        Written Notice. The CBCA requires that a holder of CNG Voting Stock who wishes to assert dissenters' rights (a) deliver to CNG before the vote is taken, written notice of such shareholder's intent to demand payment for shares of CNG Voting Stock if the Exchange is consummated and (b) not vote such shares of CNG Voting in favor of the Exchange. Each shareholder who complies with the foregoing requirements is hereinafter referred to as a "Dissenting Shareholder." ANY NOTICE BY A DISSENTING SHAREHOLDER MUST BE RECEIVED BY CNG AT 100 COLUMBUS BOULEVARD, HARTFORD, CONNECTICUT 06144-1500, ATTENTION: CORPORATE SECRETARY, PRIOR TO THE VOTE TO BE TAKEN AT THE ANNUAL MEETING.

        Notice and Demand. Within ten days after the date on which the Exchange is approved by CNG shareholders, CNG must deliver a written dissenters' notice to each Dissenting Shareholder. The dissenters' notice will (a) state where the payment demand must be sent and where and when certificates for shares of CNG Voting Stock must be deposited, (b) supply a form for demanding payment that includes the date of the first announcement to the news media or to CNG shareholders of the terms of the proposed Exchange and which requires that the Dissenting Shareholder certify whether or not he acquired beneficial ownership of CNG Voting Stock before such date, (c) set a date by which CNG must receive the payment demand, which date will be not less than 30 nor more than 60 days from the date such dissenters' notice is delivered, and (d) be accompanied by the relevant sections of the CBCA. A Dissenting Shareholder who wishes to assert dissenters' rights must demand payment, certify whether he or she acquired beneficial ownership of the shares of CNG Voting Stock before the announcement date set forth in the dissenters' notice and deposit the CNG Voting Stock in accordance with the terms of the dissenters' notice.

        At the effective time of the Exchange, CNG must pay each Dissenting Shareholder that has complied with the provisions of the CBCA the amount estimated to be the fair value of such Dissenting Shareholder's shares of CNG Voting Stock and provide to each such Dissenting Shareholder certain financial data relating to CNG and other specified information as required by the CBCA. If the Exchange is not effected within 60 days after the date set for demanding payment and depositing share certificates, CNG will return the deposited certificates and, if the Exchange is subsequently effected, CNG will deliver a new dissenters' notice and repeat the payment demand procedure.

        CNG may elect to withhold payment from a Dissenting Shareholder who acquired beneficial ownership of CNG Voting Stock after the date set forth in the dissenters' notice as the date of the first announcement of the terms






   of the proposed Exchange. If CNG so elects to withhold payment, it must, after the effective time of the Exchange, estimate the fair value of the shares of CNG Voting Stock and pay such amount and provide certain other specified information, as set forth in the CBCA, to each such Dissenting Shareholder who agrees to accept it in full satisfaction of such shareholder's demand.

        Court Proceedings. If a Dissenting Shareholder believes that the amount offered or paid is less than the fair value of such Dissenting Shareholder's shares of CNG Voting Stock, a Dissenting Shareholder may, within 30 days after the payment was made or offered, notify CNG in writing of such Dissenting Shareholder's own estimate of the fair value of the shares of CNG Voting Stock, and demand payment of such fair value (less any payments previously received by such Dissenting Shareholder). A Dissenting Shareholder waives the right to demand payment as described in this paragraph unless such Dissenting Shareholder notifies CNG thereof within 30 days after CNG made or offered payment for such Dissenting Shareholder's shares of CNG Voting Stock. If a Dissenting Shareholder's demand for payment remains unsettled, CNG must (a) commence a proceeding in the superior court within 60 days after receiving the payment demand to determine the fair value of the shares of CNG Voting Stock or (b) pay to each Dissenting Shareholder the amount demanded. The costs of a proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, will generally be assessed against CNG. The court may, however, assess such court costs, including the fees and expenses of counsel and experts, against any party thereto, including CNG or any Dissenting Shareholder, if such party is found by the court to have acted arbitrarily, vexatiously or not in good faith with respect to the exercise of dissenters' rights under the CBCA.


   EFFECTIVENESS OF THE EXCHANGE

        After the CNG shareholders have approved the Exchange Agreement and all other conditions to the Exchange (including receipt of any necessary regulatory approvals) have been satisfied or waived, CNG and CTG will execute and deliver to the Secretary of the State of the State of Connecticut an appropriate Certificate of Share Exchange. CNG expects the Exchange to be effective at the close of the second quarter of CNG's fiscal year, March 31, 1997, or as soon thereafter as all necessary approvals have been received.

        Immediately prior to the Exchange, CNG as sole shareholder of CTG will
   (i) amend and restate the CTG Bylaws (the "Amended CTG Bylaws") to make them similar to those of CNG providing for a classified board of directors serving staggered terms, (ii) elect as directors of CTG all then incumbent directors of CNG not already serving as directors of CTG and (iii) amend and restate the Certificate of Incorporation of CTG (the "Amended CTG Certificate").


   EXCHANGE OF STOCK CERTIFICATES







        If the Exchange is effected, it WILL NOT be necessary for holders of CNG Common Stock to physically exchange their existing stock certificates for certificates for CTG Common Stock. The certificates which represent shares of CNG Common Stock outstanding immediately prior to the effective time of the Exchange will automatically represent shares of CTG Common Stock immediately after the effective time of the Exchange. New certificates bearing the name of CTG will be issued after the Exchange if and as certificates representing shares of CNG Common Stock outstanding immediately prior to the Exchange are presented for exchange or transfer.


   DIVIDEND REINVESTMENT PLAN

        CNG Common Stock held in CNG's Dividend Reinvestment Plan (including uncertificated whole and fractional shares) will be exchanged automatically for shares of CTG Common Stock at the effective time of the Exchange. CTG will establish a dividend reinvestment plan with respect to CTG Common Stock that will be the same as the CNG Dividend Reinvestment Plan, except as to the shares of stock that are the subject of the plan. All participants in the CNG Dividend Investment Plan at the effective time of the Exchange will automatically become participants in the CTG dividend reinvestment plan.


   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The Exchange Agreement provides that the Exchange may not become effective unless CNG receives an opinion of a nationally recognized independent public accounting firm, satisfactory to the Board of Directors, regarding certain federal income tax consequences of the Exchange, to the effect that:

        (1) The Exchange should be treated as an exchange of shares of CNG Common Stock for shares of CTG Common Stock to which Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") applies.

        (2) No gain or loss should be recognized by any CNG shareholder that receives solely shares of CTG Common Stock in exchange for shares of CNG Common Stock pursuant to the Exchange.

        (3) The tax basis of the shares of CTG Common Stock received pursuant to the Exchange by any CNG shareholder should be the same as the tax basis of the shares of CNG Common Stock exchanged therefor, and the holding period of the shares of CTG Common Stock received pursuant to the Exchange by CNG shareholders should include the period during which the shares of CNG Common Stock exchanged therefor were held by the CNG shareholders, provided that such shares were held as capital assets.

        (4) No income, gain or loss should be recognized by CTG on the issuance of its shares of Common Stock in exchange for shares of CNG Common Stock pursuant to the Exchange.







        (5) Gain or loss should be recognized by CNG shareholders who properly perfect their appraisal rights under Connecticut law, measured by the difference between the amount of cash received (other than any amount constituting interest, which should be ordinary income to such shareholders) and the basis of the shares of CNG stock exchanged therefor. Such gain or loss should be capital gain or loss provided that the shares of CNG stock were held as capital assets at the time of the Exchange, and should be long term capital gain or loss if such shares were held for more than one year at such time. Under certain circumstances, dissenting CNG shareholders may be considered to own shares of CNG stock owned by related parties. As a result, dissenting CNG shareholders may recognize dividend income equal to the amount of cash received (other than any amount constituting interest, which should be ordinary income to dissenting shareholders) pursuant to their appraisal rights, instead of recognizing capital gain or loss. Accordingly, dissenting CNG shareholders are particularly urged to consult their tax advisors in connection with the Exchange.

        The foregoing discussion is for general information only and does not constitute tax advice. The discussion is based on existing federal income tax law, regulations, judicial interpretations, and other published guidance, all of which are subject to change and differing interpretation. The discussion is limited to a summary of material federal income tax consequences of the Exchange to CNG shareholders and CTG. It does not address the tax consequences of any other transaction, including any corporate restructuring transactions that may be undertaken in connection with the Exchange. The discussion also does not address non-income, state, local or foreign tax consequences associated with the Exchange. It does not address all aspects of federal income taxation that may be relevant in the particular circumstances of each shareholder or to certain types of shareholders (including insurance companies; tax-exempt entities; financial institutions or broker-dealers; foreign corporations, foreign estates and trusts, and persons who are not citizens or residents of the United States; and persons who acquired stock pursuant to an employee stock purchase plan, or otherwise as compensation).

        EACH CNG SHAREHOLDER IS URGED TO CONSULT ITS, HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE FOR SUCH SHAREHOLDER, INCLUDING THE EFFECT AND APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.


   LISTING OF CTG COMMON STOCK

        CTG will apply to have its Common Stock listed on the New York Stock Exchange. It is expected that such listing will become effective at the effective time of the Exchange, subject to the rules of the New York Stock Exchange. CTG expects to use "CTG" as its stock exchange ticker symbol, which is the symbol currently used for CNG. Information concerning the stock exchange ticker symbol and quotation listings in newspapers will be announced to shareholders when available. CTG reserves the right to terminate its listing on any exchange in the future, upon notice to shareholders, in compliance with its listing agreements.








   REGULATION OF CTG

        CTG believes that it will be entitled to an exemption from all provisions of the Holding Company Act except Section 9(a)(2), which requires prior approval of the SEC for certain utility acquisitions. The exemption will take effect upon receipt of an order from the SEC accepting CTG's exemption statement pursuant to the provisions of the Holding Company Act. It will be necessary to file an annual exemption statement each year after that. The basis of this exemption is that both CTG and CNG, as CTG's only public utility subsidiary, will be incorporated in the same state, will be predominantly intrastate in character and will carry on their business substantially in the state of incorporation. The exemption is available only so long as the utility business of CNG, and of any other public utility subsidiary from which CTG derives a material portion of its income, is predominantly intrastate in nature. The exemption may also be revoked on a finding by the SEC that such exemption may be detrimental to the public interest or the interest of investors or consumers. The prior approval of the SEC under Section 9(a)(2) of the Holding Company Act would be required if CTG proposed the acquisition, directly or indirectly, of additional utility subsidiaries. CTG has no present intention of becoming a registered holding company subject to regulation by the SEC under the Holding Company Act.


   DIRECTORS AND OFFICERS

        The directors of CNG elected at the Annual Meeting will also be the directors of CTG after the completion of the Exchange. In approving the Exchange Agreement and the proposed formation of a holding company structure for CNG, shareholders will be considered also to have ratified the election of these persons as directors of CTG (as well as ratifying the establishment of a classified Board of Directors for CTG and the inclusion of certain directors within the various classes as set forth below -- see "-Comparative Shareholders' Rights" below).

        The following persons, each of whom is currently an executive officer of CNG, will hold, at least initially, in addition to the office or offices held with CNG, the offices of CTG indicated below:

                 Victor H. Frauenhofer Chairman, President and
                                   Chief Executive Officer

                 Arthur C. Marquardt   President and Chief
                                   Operating Officer

                 James P. Bolduc       Executive Vice President and
                                   Chief Financial Officer

                 Reginald L. Babcock   Vice President, General Counsel and
                                   Corporate Secretary







        Initially, CTG will not have full-time officers and employees of its own. To the extent, however, that the activities of CTG expand, CTG may employ full-time salaried officers and employees. CTG and CNG each expect, from time to time, to render to the other certain services and to make available the use of certain facilities and equipment. The corporation receiving such services or using such facilities and equipment will reimburse the other corporation for the cost or fair market value thereof, as appropriate.


   CTG CAPITAL STOCK

        General. At the effective time of the Exchange, the authorized capital stock of CTG will consist of 20,000,000 shares of CTG Common Stock and 2,000,000 shares of CTG Preferred Stock, the provisions of which are included in the form of Amended CTG Certificate attached to this Prospec-tus/Proxy Statement as Exhibit B. Reference is made to Exhibit B for the complete terms of the Amended CTG Certificate. See "-Comparative Shareholders' Rights" below.

        Common Stock.  Holders of CTG Common Stock will be entitled to receive
   (a) dividends when, as and if declared by its Board of Directors, and (b) all of the assets of CTG available for distribution on a pro-rata basis upon its liquidation, dissolution or winding up, after the payment of all debts and other obligations and subject in each case to the preferential rights, if any, of the holders of CTG Preferred Stock. No holder of CTG Common Stock will have any preemptive or preferential right to subscribe for any additional issue of CTG stock of any class. The CTG Common Stock issued in the Exchange will be validly issued, fully paid and nonassessable.

        Preferred Stock. The authorized CTG Preferred Stock will be issuable in one or more series, from time to time, as the Board of Directors of CTG may determine. Each series of CTG Preferred Stock will be issued in such number of shares and will have such relative rights, preferences and limitations and such conversion and redemption terms as are prescribed by resolution of the Board of Directors. No holder of CTG Preferred Stock will have any preemptive or preferential right to subscribe for any additional issue of CTG stock of any class.


   COMPARATIVE SHAREHOLDERS' RIGHTS

        General. CNG and CTG are both Connecticut corporations. When the Exchange becomes effective, holders of CNG Common Stock will become holders of CTG Common Stock, and their rights will be governed by the Amended CTG Certificate and Bylaws instead of the CNG Certificate and Bylaws. The Amended CTG Certificate will give CTG broad corporate powers to engage in any lawful activity for which a corporation may be formed under the laws of the State of Connecticut. The Amended CTG Certificate and Bylaws will be substantially similar to the CNG Certificate and Bylaws, except as described below. A copy of the Amended CTG Certificate, substantially in the form to






   be in effect immediately prior to the effective time of the Exchange, is attached as Exhibit B to this Prospectus/Proxy Statement, and a copy of the Amended CTG Bylaws, substantially in the form to be in effect immediately prior to the effective time of the Exchange, has been filed as an exhibit to the Registration Statement and is incorporated herein by reference. The CNG Certificate and Bylaws have been filed as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ending September 30, 1996 and are incorporated herein by reference.

        Certain differences between the rights of holders of CTG Common Stock and those of holders of CNG Common Stock are summarized below. Such summary is qualified in its entirety by reference to the information included in the exhibits hereto or in such materials incorporated by reference.

        Authorized Shares: CTG will have 20,000,000 authorized shares of CTG Common Stock, which is the same number of authorized shares of Common Stock for CNG. CNG has 9,999,631 authorized shares of $100 Par Preferred Stock and 913,832 authorized shares of $3.125 Par Preferred Stock. CTG will have 2,000,000 authorized shares of Preferred Stock.

        The CNG Certificate permits the CNG Board of Directors to issue from time to time shares of CNG $100 Par Preferred Stock in series and to establish the rights and preferences of each series, subject, however, to the requirement that the shares be on a parity with respect to dividends and liquidations with the CNG Common Stock. The Amended CTG Certificate will permit the CTG Board of Directors to issue, from time to time, shares of the CTG Preferred Stock in series and to establish the rights and preferences of the shares, subject only to such limitations as are imposed by Connecticut law.

        Although it is not the intention of CNG's Board of Directors to discourage legitimate offers to enhance shareholder value, the existence of unissued CTG Common Stock and CTG Preferred Stock could permit CTG's Board of Directors to render more difficult or to discourage a merger, tender offer, proxy contest or other transaction aimed at obtaining control of CTG. This capability will be especially enhanced by the existence of the CTG Preferred Stock as to which, as noted above, the Board will have broad authority to establish rights and preferences, including granting holders disproportionate voting rights or the right to vote separately as a class on a proposed merger or similar transaction, the right to demand redemption of their shares at a relatively high price under prescribed circumstances related to a change in control, or the ability to exercise other rights designed to impede a takeover.

        Voting Rights. Holders of CTG Common Stock will be entitled to one vote per share. Voting rights, if any, of CTG Preferred Stock will be established by the CTG Board of Directors with respect to each series. All shares of CNG Common Stock, which following the Exchange will be owned by CTG, and CNG $3.125 Par Preferred Stock will be entitled to one vote per share. CTG will hold sufficient voting power to approve actions required to be approved by the combined vote of CNG Common Stock and CNG $3.125 Par Preferred Stock. CNG $100 Par Preferred Stock is generally not entitled to






   vote, but has limited voting rights as required by law and as set out in the CNG Certificate, which rights generally arise only in the event of certain defaults in payment of dividends or with respect to certain matters affecting the CNG $100 Par Preferred Stock.

        Classified Board and Other Provisions: The CNG Certificate and Bylaws provide, and the Amended CTG Certificate and Bylaws will, immediately prior to the Exchange, provide (i) that the Board shall consist of not less than ten and not more than 16 persons who shall be stockholders of the Company and who shall be elected, except as otherwise provided for in the Bylaws, by the stockholders; (ii) for the division of the Board into three classes, which shall be as nearly equal in number as possible, with directors in each class being elected for a three-year term; (iii) that no decrease in the number of directorships shall shorten the term of any director; (iv) that no qualification for the office of the director shall apply to any director in office at the time such qualification was adopted or to any successor director elected by the directors to fill the unexpired term of a director;
   (v) that no director shall be removed except by the affirmative vote of seventy-five (75%) or more of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors; and (vi) that the classified Board provisions of the Certificate and Bylaws may not be repealed or amended in any respect, nor may any provisions be adopted inconsistent with such provisions, unless such action is approved by the affirmative vote of the holders of not less than seventy-five (75%) of the outstanding shares entitled to vote thereon.

        Indemnification. The CNG Certificate provides and the Amended CTG Certificate will provide that directors shall be indemnified by their respective companies to the full extent permitted by applicable law. CTG and CNG may enter into agreements with such persons to provide greater or different indemnification. Any repeal or modification of the indemnification provisions may not adversely affect any right or protection existing under the respective Certificate immediately prior to such repeal or modification. Unlike CNG's Bylaws, the Amended CTG Bylaws will also indemnify officers, employees and agents to the full extent permitted by law.

        Limitation of Liability. The CNG Certificate provides and the Amended CTG Certificate will provide that to the full extent permitted by applicable law, no director shall be personally liable to his or her respective company or its shareholders for or in respect to any acts or omissions in the performance of his or her duties as a director. Any repeal or modification of the liability limitation provisions may not adversely affect any right or protection of a director existing under the respective Certificate immediately prior to such repeal or modification.

        Purpose Clause. The CNG Certificate provides the Company with broad authority to engage in any and all lawful activities for which a corporation may be formed under Connecticut's Stock Corporation Act. In addition, the Certificate contains certain franchise rights and powers granted to CNG by special acts of the Connecticut General Assembly that relate to its operations as a public utility and to its provision of DHC services. The






   authority and powers contained in the Certificate will remain in effect following the Exchange.

        The Amended CTG Certificate in effect at the effective time of the Exchange will authorize CTG to engage in any and all lawful activities for which a corporation may be formed under the new CBCA. The activities permitted under Connecticut's Stock Corporation Act, which has been repealed, effective January 1, 1997, and the CBCA, which becomes effective on the same date, are similar in scope. CTG will not itself, absent the adoption of special acts by the Connecticut General Assembly, have the special powers contained in the CNG Certificate that are necessary or appropriate to the operation of a public utility or the provider of DHC services.

        Par Value. The shares of CNG Common Stock and Preferred Stock have designated par values, whereas the CTG Common Stock and Preferred Stock will be without par value. A designated par value is not required under the new CBCA and in modern corporate practice par value does not serve any useful purpose. It is anticipated that the absence of par value in the CTG stock will not affect the market value of such stock.


   STOCK PLANS

        If the Exchange is consummated, the Executive Restricted Stock Plan will be amended to provide that CTG Common Stock will be delivered instead of CNG Common Stock pursuant to the plan. Shares of CNG Common Stock then held under the plan will be exchanged for CTG Common Stock. By approving the Exchange Agreement, CNG shareholders will be considered also to have ratified the amendments to the Executive Restricted Stock Plan to provide for the delivery of CTG Common Stock thereunder.


   TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for CNG Common Stock is Chase Mellon Shareholder Services, L.L.C., which will also be the transfer agent and registrar for CTG Common Stock.


   CNG COMMON STOCK MARKET PRICES AND DIVIDENDS

        CNG Common Stock is listed and principally traded on the New York Stock Exchange. The table below sets forth the dividends paid and the high and low sales prices of CNG Common Stock for the periods indicated as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions.











                                                Price Range

                                                          Dividends
    Fiscal Year                          High      Low       Per
                                                            Share
    1995:
       Quarter Ended December 31,      25 1/4     21 7/8        .37
       Quarter Ended March 31,         24 5/8     21 1/4        .37
       Quarter Ended June 30,          25 1/4     21 3/4        .37
       Quarter Ended September 30,     22 1/2     21 1/4        .37





    1996:
       Quarter Ended December 31,      25 1/8     21 5/8        .37
       Quarter Ended March 31,         24 1/2     22 3/4        .37
       Quarter Ended June 30,          24 5/8     21 7/8        .38
       Quarter Ended September 30,     24 1/2     22            .38



        The last closing price of CNG Common Stock on December 20, 1996 was $25 3/8. The closing price of CNG Common Stock on September 17, 1996 (the trading day next preceding the public announcement by CNG of its intention to proceed with the Exchange) was $23 1/4.


   LEGAL OPINIONS

        Certain legal matters relating to the issuance of CTG Common Stock in the Exchange will be passed upon by Murtha, Cullina, Richter and Pinney, Hartford and New Haven, Connecticut.


   EXPERTS

        The consolidated financial statements incorporated in this Prospectus/Proxy Statement by reference to CNG's Annual Report on Form 10-K for the year ended September 30, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE EXCHANGE AGREEMENT.











   ITEM 3.  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        Subject to ratification by the holders of CNG Voting Stock, the CNG Board of Directors, upon recommendation of its Audit Committee, has appointed Arthur Andersen LLP as independent accountants of CNG for the fiscal year ending September 30, 1997. Assuming the presence of a quorum, approval of this proposal will require the affirmative vote of more shares of CNG Common Stock and $3.125 Par Preferred Stock, voting together, present in person or by proxy at the Annual Meeting than are voted against the proposal. Accordingly, any abstention from voting on the proposal will not factor into the determination of whether or not the proposal is carried. Approval of this proposal will also be considered ratification of the appointment of Arthur Andersen LLP as independent accountants of CTG as of the effective time of the Exchange.

        Arthur Andersen LLP has advised the Board of Directors that neither such firm nor any member nor associate thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries or has had any connection during the past three years with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of such firm is expected to be available at the Annual Meeting to respond to appropriate questions and to be afforded the opportunity to make a statement.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS.


                                  OTHER MATTERS

   OTHER BUSINESS

        Management of CNG does not intend to bring any other business before the Annual Meeting for action. However, if any other business should be presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.


   SHAREHOLDER PROPOSALS

        Shareholder proposals to be considered for inclusion in the Proxy Statement for the 1998 Annual Meeting must be received by the Corporate Secretary of CNG (or CTG if the Exchange is consummated prior thereto) at its principal business address no later than September 9, 1997.













                                    IMPORTANT

   THE INTEREST AND COOPERATION OF ALL SHAREHOLDERS IN THE AFFAIRS OF THE COMPANY ARE CONSIDERED TO BE OF THE GREATEST IMPORTANCE BY YOUR MANAGEMENT. EVEN THOUGH YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS URGENTLY REQUESTED THAT, WHETHER YOUR SHAREHOLDINGS ARE LARGE OR SMALL, YOU PROMPTLY FILL IN, DATE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED HEREWITH. IF YOU WILL DO SO NOW, THE COMPANY WILL BE SAVED THE EXPENSE OF FOLLOW-UP NOTICES.



























































                                    EXHIBIT A













                         AGREEMENT AND PLAN OF EXCHANGE

                         AGREEMENT AND PLAN OF EXCHANGE


        This Agreement and Plan of Exchange (this "Agreement"), dated as of December 20, 1996, is by and between Connecticut Natural Gas Corporation, a Connecticut corporation ("CNG"), the company whose shares will be acquired pursuant to this Agreement and Exchange, and CTG Resources, Inc., a Connecticut corporation ("CTG"), the acquiring company. CNG and CTG are sometimes hereinafter referred to, collectively, as the "Companies."

                                    Recitals:

        A. The authorized capital stock of CNG consists of (a) 20,000,000 shares of common stock, par value $3.125 per share ("CNG Common Stock"), of which 10,634,329 shares are issued and outstanding; (b) 913,832 shares of preferred stock, par value $3.125 per share ("CNG $3.125 Preferred Stock"), of which 138,360 shares are issued and outstanding, and (c) 9,999,631 shares of preferred stock, par value $100 per share ("CNG $100 Preferred Stock"), of which 4,667 shares are issued and outstanding;

        B. CTG is a wholly-owned subsidiary of CNG with authorized capital stock consisting of 20,000 shares of common stock, without par value ("CTG Common Stock"), of which 100 shares are issued and outstanding and owned of record by CNG;

        C. The Boards of Directors of the respective Companies deem it desirable and in the best interests of the Companies and their shareholders that CTG acquire each share of issued and outstanding CNG Common Stock and that each such share of CNG Common Stock be exchanged for one share of CTG Common Stock, with the result that CTG becomes the owner of all outstanding CNG Common Stock and that each holder of CNG Common Stock becomes the owner of an equal number of shares of CTG Common Stock (the "Exchange");and

        D. The Boards of Directors of CNG and of CTG have recommended that their respective shareholders approve the Exchange pursuant to the applicable provisions of the Connecticut Business Corporation Act ("CBCA").

        Now, Therefore, in consideration of the premises, and of the agreements and conditions hereinafter contained, the Companies agree that, at the Effective Time (as hereinafter defined), each share of CNG Common Stock issued and outstanding immediately prior to the Effective Time will be exchanged for one share of CTG Common Stock, and that the terms and conditions of the Exchange and the method of carrying the same into effect are as follows:


                                    Article I
                       Filing of Articles; Effective Time

        Subject to the satisfaction of the conditions set forth in Article III and to the provisions of Article IV, and in no event prior to January 1, 1997, the Companies agree to file with the Secretary of the State of the






   State of Connecticut (the "Secretary of the State") Articles of Share Exchange ("Articles") with respect to the Exchange and the Exchange shall take effect upon such filing or at such later time as may be stated in the Articles (the time at which the Exchange takes effect being referred to herein as the "Effective Time").


                                   Article II
                               Exchange of Shares

        At the Effective Time:

             (1) each share of CNG Common Stock issued and outstanding immediately prior to the Effective Time shall be acquired by CTG and shall be exchanged for one share of CTG Common Stock, which shall thereup-on be fully paid and non-assessable;

             (2) CTG shall become the owner and holder of each issued and outstanding share of CNG Common Stock so exchanged;

             (3) each share of CTG Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and shall thereupon constitute an authorized and unissued share of CTG Common Stock; and

             (4) the former owners of CNG Common Stock shall be entitled only to receive shares of CTG Common Stock as provided herein.

        Shares of CNG $3.125 Preferred Stock and CNG $100 Preferred Stock shall not be exchanged or otherwise affected in connection with the Exchange and, to the extent issued and outstanding immediately prior to the Effective Time, shall continue to be issued and outstanding following the Exchange.


                                   Article III
                              Conditions Precedent

        The consummation of the Exchange is subject to the following conditions precedent:

        (1) the approval by the shareholders of the Companies, to the extent required by the CBCA, of this Agreement and the Exchange;

        (2) the approval for listing, upon official notice of issuance, by the New York Stock Exchange, of the CTG Common Stock to be issued in accordance with the Exchange;








        (3) the receipt of such orders, authorizations, approvals or waivers from regulatory bodies, boards or agencies as are required in connection with the Exchange;

        (4) the receipt by CNG of a tax opinion acceptable to CNG's Board of Directors as to the federal income tax consequences of the Exchange; and

        (5) amendment of the Certificate of Incorporation of CTG to authorize the issuance of up to 20,000,000 shares of CTG Common Stock and 2,000,000 shares of preferred stock.

                                   Article IV
               Amendments, Modifications, Waivers and Termination

        This Agreement may be amended, modified or supplemented, or compliance with any provision or condition hereof may be waived, at any time, by the mutual consent of the Boards of Directors of CNG and CTG; provided, however, that no such amendment, modification, supplement or waiver shall be made or effected after approval of the Agreement and the Exchange by the shareholders of CNG, if it would, in the judgment of the Board of Directors of CNG, materially and adversely affect the shareholders of CNG.

        This Agreement may be terminated and the Exchange and related transactions abandoned at any time prior to the time the Articles are filed with the Secretary of the State if the Board of Directors of CNG determines, in its sole discretion, that consummation of the Exchange would be inadvisable or not in the best interests of CNG or its shareholders.


                                    Article V
                 Shareholder Approval; Exchange of Certificates

        This Agreement will be submitted to the shareholders of CNG entitled to vote with respect to the Exchange and to the shareholder of CTG for approval as provided by the CBCA.

        Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of CNG Common Stock may, but shall not be required to, surrender the same to CTG for cancellation and reissuance of a new certificate or certificates in such holder's name or for cancellation and transfer, and each such holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of CTG Common Stock as the shares of CNG Common Stock previously represented by the certificate or certificates surrendered.
   Until so surrendered or presented for transfer, each outstanding certificate which, immediately prior to the Effective Time, represented CNG Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of CTG Common Stock as though such surrender or transfer and exchange had taken place. The holders of CNG Common Stock at the Effective Time shall have no right to have their shares of CNG Common Stock transferred on the stock transfer books of CNG, and such







   stock transfer books shall be deemed to be closed for this purpose at the Effective Time.

                    [Rest of page intentionally left blank.]






















































        In Witness Whereof, each of CNG and CTG, pursuant to authorization and approval given by its Board of Directors, has caused this Agreement to be executed by a duly authorized Officer and its corporate seal to be affixed hereto and attested by its Secretary as of the date first above written.


                                   CONNECTICUT NATURAL GAS CORPORATION


                                   By:   /s/  Reginald L. Babcock
                                   Name:   Reginald L. Babcock
                                   Title:  Vice President, General Counsel
                                                and Secretary
   Attest:


   /s/  Lynn C. Blackwell
        Assistant Secretary

   (SEAL)


                                   CTG RESOURCES, INC.


                                   By:   /s/ James P. Bolduc
                                   Name:  James P. Bolduc
                                   Title:  Executive Vice President and Chief
                                                Financial Officer
   Attest:


     /s/ Reginald L. Babcock
        Secretary

   (SEAL)
































                                    EXHIBIT B













                                PROPOSED FORM OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               CTG RESOURCES, INC.






























                                     FORM OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               CTG RESOURCES, INC.


                                Article I - Name

        The name of the corporation is CTG Resources, Inc.


                              Article II - Purpose

        The purpose of the corporation is to engage in any business or activity for which corporations may be formed under the Business Corporation Act of the State of Connecticut (the "Act").


                           Article III - Capital Stock

        A. The classes of shares and the number of shares in each class that the corporation is authorized to issue are as follows:

             20,000,000 shares of Common Stock; and

             2,000,000 of Preferred Stock, issuable in one or more series as hereinafter provided.

        B. Each share of Common Stock shall be equal to every other share of Common Stock in every respect. Subject to the rights of the Preferred Stock, the shares of Common Stock then outstanding shall be entitled to receive the net assets of the corporation upon dissolution.

        C. The Board of Directors shall have authority to issue shares of Preferred Stock from time to time on such terms as they may determine, to divide the Preferred Stock into one or more series and, in connection with the issuance of shares of Preferred Stock and the creation of any series thereof, to fix by resolution or resolutions the designations, preferences, limitations and relative rights thereof, to the full extent now or hereafter permitted by law; provided, however, that upon the dissolution of the corporation the shares of Preferred Stock then outstanding shall have the right to receive the liquidation value, if any, specified for those shares upon their issuance before any assets of the corporation are distributed with respect to the Common Stock.

        D. No holders of the capital stock of the corporation shall have a preemptive right to acquire the corporation's unissued shares, whether now or hereafter authorized.

        E. The holders of Common Stock shall each be entitled to one vote per share for the election of directors and on all other matters submitted to a






   vote of shareholders of the corporation, and the holders of Preferred Stock shall have such rights, if any, as may be fixed and determined by the Board of Directors.


                         Article IV - Board of Directors

        A. The government and direction of the affairs of the Corporation shall be vested in a Board of Directors consisting of not be less than ten
   (10) nor more than sixteen (16), who shall be chosen in the manner hereinafter provided and shall hold their offices until others are elected and have qualified in their places as directors. Said directors, a majority of whom shall be a quorum for the transaction of business, shall appoint such officers as said directors consider desirable.

        B. The directors of the corporation shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number as possible. The term of office of the initial Class I directors shall expire at the Annual Meeting of Shareholders in 1998; the term of office of the initial Class II directors shall expire at the Annual Meeting of Shareholders in 1999; and the term of office of the initial Class III directors shall expire at the Annual Meeting of Shareholders in 2000; or in each case thereafter when their respective successors are elected and have qualified or upon their earlier death, resignation or removal. At each annual election held after the initial election of directors according to class, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed and shall be elected for a term expiring at the third succeeding Annual Meeting of Shareholders or in each case thereafter when their respective successors are elected and have qualified or upon their earlier death, resignation or removal. If the number of directorships is changed, any increase or decrease in directors shall be apportioned among the classes so as to maintain all classes as nearly equal in number as possible. No decrease in the number of directorships shall shorten the term of any director. Any director elected to fill a vacancy not resulting from an increase in the number of directorships shall have the same remaining term as that of his predecessor. No qualification for the office of director shall apply to any director in office at the time such qualification was adopted or any successor director elected by the directors to fill the unexpired term of a director.

        C. No director shall be removed except by the affirmative vote of seventy-five percent (75%) or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, considered for the purpose of this Article IV as one class.

        D. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the corporation (and notwithstanding that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the corporation), the provisions of this Article IV may not be repealed or amended in any respect, nor may any provision be adopted inconsistent with such provisions, unless such action is approved by the






   affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, considered for the purpose of this Article IV as one class.


                       Article V - Limitation of Liability

        A. The personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to the amount of compensation received by the director for serving the corporation during the calendar year in which the violation occurred (and if the director received no such compensation from the corporation during the calendar year of the violation, such director shall have no liability to the corporation or its shareholders for breach of duty) if such breach did not:

             1. involve a knowing and culpable violation of law by the director;

             2. enable the director or an associate, as defined in Section 33-840 of the Act, as in effect at the time of the violation, to receive an improper personal economic gain;

             3. show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation;

             4. constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation; or

             5. create liability under Section 33-757 of the Act, as in effect at the time of the violation.

        B. The personal liability of a director to the corporation or its shareholders for breach of duty as a director shall further be limited to the full extent allowed by the Act as it may be amended from time to time.


        C. Any repeal or modification of this Article V shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


                        Article VI - Fair Price Provision

        A. In addition to the requirements of the provisions of this Certificate of Incorporation and whether or not a vote of the shareholders is otherwise required, the affirmative vote of the holders of not less than seventy-five percent (75%) of the Voting Stock (as defined below) shall be






   required for the approval or authorization of any Business Transaction (as defined below) with a Related Person (as defined below) or any Business Transaction in which a Related Person has an interest (except proportionately as a shareholder); provided, however, that such seventy-five percent (75%) voting requirement shall not be applicable if:

             1. the Disinterested Directors (as defined below) who at the time constitute at least one-third of the total number of directorships of the corporation, having expressly approved the Business Transaction by at least a two-thirds vote of such Disinterested Directors, or

             2.  all of the following conditions are satisfied:

                 (a) The Business Transaction is a merger, consolidation or share exchange and the cash or fair market value (as determined by two-thirds of the Disinterested Directors) of the property, securities or other consideration to be received per share by holders of Common Stock of the corporation (other than such Related Person) in the Business Transaction is at least equal in value to such Related Person's Highest Purchase Price (as defined below);

                 (b) After such Related Person has become the Beneficial Owner (as defined below) of not less than ten percent (10%) of the Voting Stock of the corporation and prior to the consummation of such Business Transaction, such Related Person shall not have become the Beneficial Owner of any additional shares of Voting Stock of securities convertible into Voting Stock, except (A) as part of the transaction which resulted in such Related Person becoming the Beneficial Owner of not less than ten percent (10%) of the Voting Stock or (B) as a result of a pro rata stock dividend or stock split; and,

                 (c) Prior to the consummation of such Business Transaction, such Related Person shall not have directly or indirectly, (i) received the benefit (except proportionately as a shareholder) of any loans advances, guarantees, pledges or other financial assistance or tax credits provided by the corporation or any of its Subsidiaries (as defined below) or (ii) caused any material change in the corporation's business or equity capital structure including the issuance of shares of capital stock of the corporation to any third party.

        B.   For the purpose of this Article VI:

             1. The term "Business Transaction" shall mean (i) any merger, consolidation or share exchange involving the corporation or a Subsidiary (as defined below) of the corporation, (ii) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions) including without limitation a mortgage or any other security device, of all or any Substantial Part (as defined below) of the assets either of the corporation or of a Subsidiary of the corpora-tion, (iii) any sale, lease, exchange, transfer or other disposition of all or any assets of any entity to the corporation or a Subsidiary of the corporation if such assets have a fair market value equal to or






        greater than twenty percent (20%) of the fair market value of the total assets of the corporation and its Subsidiaries, (iv) the issuance, sale, exchange, transfer or other disposition by the corporation or a Subsidiary of the corporation of any securities of the corporation or any Subsidiary of the corporation, (v) any recapitalization or reclassification of the corporation's securities (including, without limitation, any reverse stock split) or other transaction that would have the effect of either increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or its Subsidiaries Beneficially Owned (as defined below) by a Related Person or increasing the voting power of a Related Person with respect to the corporation or any of its Subsidiaries, (vi) any liquidation, spinoff, splitoff, splitup or dissolution of the corporation and (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction.

             2. The term "Related Person" shall mean and include (i) any individual, corporation, partnership, group, association or other person or entity which, together with its Affiliates (as defined below) and Associations (as defined below), is the Beneficial Owner of not less than ten percent (10%) of the Voting Stock of the corporation at the time the definitive agreement providing for the Business Transaction (including any amendment thereof) was entered into, or at the time a resolution approving the Business Transaction was adopted by the Board of Directors of the corporation, or as of the record date for the determination of shareholders entitled to notice of and to vote on, or consent to, the Business Transaction, and (ii) any Affiliate or Associate of any such individual, corporation, partnership, group, association or other person or entity provided, however, and notwith-standing anything in the foregoing to the contrary the term "Related Person" shall not include the corporation, a corporation in which the corporation owns, directly or indirectly, a majority of each class of equity security, any employee stock ownership benefit plan of the corporation or any Subsidiary of the corporation, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity.

             3. Shares shall be "Beneficially Owned" and a person shall be a "Beneficial Owner" of any shares of Voting Stock (whether or not owned or recorded):

                 (a) With respect to which such person or any Affiliate or Associate of such person directly or indirectly has or shares voting power, including the power to vote or to direct the voting power, including the power to vote or to direct the voting of such shares of stock and/or investment power, including the power to dispose of or to direct the disposition of such shares of stock.

                 (b) Which such person or any Affiliate or Associate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of






        conversion rights, exchange rights warrants or options, or otherwise, and/or the right to vote or direct the voting stock pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time); or

                 (c) Which are Beneficially Owned within the meaning of (a) or (b) above by any other person with which such first mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding, written or oral, with respect to acquiring, holding, voting or disposing of any shares of stock of the corporation or any Subsidiary of the corporation or acquiring, holding or disposing of all or substantially all, or any Substantial Part, of the assets of business of the corporation or a Subsidiary of the corporation.

        For the purpose only of determining whether a person is the Beneficial Owner of a percentage specified in this Article VI of the outstanding Voting Shares, such shares shall be deemed to include any Voting Shares which may be issuable pursuant to any agreement, arrangement or under-standing or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and which are deemed to be beneficially owned by such person pursuant to the foregoing provisions of this
        Article VI.

             4. The term "Highest Purchase Price" shall mean the highest amount of consideration paid by such Related Person for a share of Common Stock of the corporation within two (2) years prior to the date such Related Person became a Related Person or in the transaction which resulted in such Related Person becoming the Beneficial Owner of not less than ten percent (10%) of the Voting Stock, provided, however, that the Highest Purchase Price shall be appropriately adjusted to reflect the occurrence of any reclassification, recapitalization, stock split, reverse stock split or other readjustment in the number of outstanding shares of Common Stock of the corporation, or the declaration of a stock dividend thereon, between the last date upon which such Related Person paid the Highest Purchase Price to the effective date of the Business Transaction.

             5. The term "Substantial Part" shall mean more than twenty percent (20%) of the fair market value of the total assets of the entity in question, as reflected on the most recent consolidated balance sheet of such entity existing at the time the shareholders of the corporation would be required to approve or authorize the Business Transaction involving the assets constituting any such Substantial Part.

             6. In the event of a merger in which the corporation is the surviving corporation, for the purpose of subparagraph A.2(a) of this
        Article VI, the phrase "property, securities or other consideration to be received" shall include without limitation, Common Stock of the corporation retained by its existing shareholders.








             7. The term "Voting Stock" shall mean all outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, considered for the purpose of this Article VI as one class; provided, however, that if the corporation has shares of Voting Stock entitled to more or less than one vote for any such share, each reference in this Article VII to a proportion of shares of Voting Stock shall be deemed to refer to such proportion of the votes entitled to be cast by such shares.

             8. The term "Disinterested Director" shall mean any member of the Board who is not affiliated with a Related Person and who was a director of the corporation prior to the time the Related Person became a Related Person, and any successor to such Disinterested Director who is not affiliated with a Related Person and was recommended before being elected by a majority of the then Disinterested Directors or was elected by a majority of the then Disinterested Directors. Officers of the corporation who are also members of its Board of Directors may qualify as Disinterested Directors, even though they may have a personal stake in the outcome of a proposed Business Transaction because of their employment by the corporation.

             9. The term "Affiliate," used to indicate a relationship to a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such specified person.

             10. The term "Associate," used to indicate a relationship with a specified person, shall mean (i) any person of which such specified person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 5% or more of any class of equity securities, (ii) any person that is an officer, director or partner of the specified person or that, directly or indirectly, beneficially owns 5% or more of any class of equity security of the specified person,
        (iii) any trust or estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as a trustee or in a similar fiduciary capacity, (iv) any relative or spouse of a specified person or any person described in clause (ii), or any relative of such spouse, except relatives more remote than first cousin, or (v) any other member or partner in a partnership, limited partnership, syndicate or other group of which the specified person is a member or partner and which is acting together for the purpose of acquiring, holding or disposing of any interest in the corporation; provided that nothing in this subsection 10 shall result in the corporation or a corporation in which the corporation owns, directly or indirectly, a majority of each class of equity security being an Associate.

             11. The terms "Subsidiary" or "Subsidiaries" shall mean a corporation or corporations in which a majority of any class of equity security is owned, directly or indirectly, by the corporation.








        C. For the purpose of this Article VI, if the Disinterested Directors constitute at least one-third of the entire Board of Directors, then two-thirds of such Disinterested Directors shall have the power to make a good faith determination, on the basis of information known to them, of: (i) the number of shares of voting Stock of which any person is the Beneficial Owner, (ii) whether a person is an Affiliate or Associate of another, (iii) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of Beneficial Owner herein,
   (iv) whether the assets subject to any Business Transaction constitute a Substantial Part, (v) whether any Business Transaction is one in which a Related Person has an interest (except proportionately as a shareholder),
   (vi) whether a Related Person has, directly or indirectly, received the benefits or caused any of the changes referred to in subparagraph A.2(c) of this Article VI and (vii) such other matters with respect to which a determination is required under this Article VI.

        D. Nothing contained in this Article VI shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

        E. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the corporation (and notwithstanding that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the corporation), the provisions of this Article VI may not be repealed or amended in any respect, nor may any provision be adopted inconsistent with this Article VI, unless such action is approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the Voting Stock.








































                                    EXHIBIT C













             PROVISIONS OF THE CONNECTICUT BUSINESS CORPORATION ACT
                   REGARDING RIGHTS OF DISSENTING SHAREHOLDERS

   SEC. 33-855. DEFINITIONS.  As used in sections 33-855 to 33-872, inclusive:

        (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 33-856 and who exercises that right when and in the manner required by sections 33-860 to 33-868, inclusive.

        (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

        (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (7) "Shareholder" means the record shareholder or the beneficial shareholder.


   SEC. 33-856. RIGHT TO DISSENT.

        (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

             (1) Consummation of a plan of merger to which the corporation is a party (A) if shareholder approval is required for the merger by section 33-817 or the certificate of incorporation and the shareholder is entitled to vote on the merger or (B) if the corporation is a subsidiary that is merged with its parent under section 33-818;

             (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

             (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote






   on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

             (4) An amendment of the certificate of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it: (A) Alters or abolishes a preferential right of the shares;
   (B) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 33-668; or

             (5) Any corporate action taken pursuant to a shareholder vote to the extent the certificate of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be his exclusive remedy as holder of such shares against the corporate transactions described in this section, whether or not he proceeds as provided in sections 33-855 to 33-872, inclusive.


   SEC. 33-857. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

        (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

        (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if: (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and (2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.


   SECS. 33-858, 33-859. RESERVED FOR FUTURE USE.



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   SEC. 33-860. NOTICE OF DISSENTERS' RIGHTS.

        (a)  If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under sections 33-855 to 33-872, inclusive, and be accompanied by a copy of said sections.

        (b) If corporate action creating dissenters' rights under section 33-856 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 33-862.


   SEC. 33-861. NOTICE OF INTENT TO DEMAND PAYMENT.

        (a)  If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) shall not vote his shares in favor of the proposed action.

        (b)  A shareholder who does not satisfy the requirements of subsection
   (a) of this section is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.


   SEC. 33-862. DISSENTERS' NOTICE.

        (a)  If proposed corporate action creating dissenters' rights under section 33-856 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 33-861.

        (b) The dissenters' notice shall be sent no later than ten days after the corporate action was taken and shall:

             (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

             (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

             (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;







             (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the subsection (a) of this section notice is delivered; and

             (5) Be accompanied by a copy of sections 33-855 to 33-872, inclusive.

   SEC. 33-863. DUTY TO DEMAND PAYMENT.

        (a) A shareholder sent a dissenters' notice described in section 33-862 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subdivision (3) of subsection (b) of said section and deposit his certificates in accordance with the terms of the notice.

        (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

        (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

   SEC. 33-864. SHARE RESTRICTIONS.

        (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 33-866.


        (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.


   SEC. 33-865. PAYMENT.

        (a) Except as provided in section 33-867, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 33-863 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

        (b) The payment shall be accompanied by: (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any; (2) a statement of the






   corporation's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; (4) a statement of the dissenter's right to demand payment under section 33-860; and (5) a copy of sections 33-855 to 33-872, inclusive.


   SEC. 33-866. FAILURE TO TAKE ACTION.

        (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certifi-cates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 33-862 and repeat the payment demand procedure.


   SEC. 33-867. AFTER-ACQUIRED SHARES.

        (a) A corporation may elect to withhold payment required by section 33-865 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under section 33-868.


   SEC. 33-868. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

        (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under section 33-865, or reject the corporation's offer under section 33-867 and demand payment of the fair value of his shares and interest due, if:

             (1)       The dissenter believes that the amount paid under
   section 33-865 or offered under section 33-867 is less than the fair value of his shares or that the interest due is incorrectly calculated;

             (2) The corporation fails to make payment under section 33-865 within sixty days after the date set for demanding payment; or







             (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

        (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection
   (a) of this section within thirty days after the corporation made or offered payment for his shares.


   SECS. 33-869, 33-870. RESERVED FOR FUTURE USE.


   SEC. 33-871. COURT ACTION.

        (a) If a demand for payment under section 33-868 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (e) Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or
   (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under section 33-867.








   SEC. 33-872. COURT COSTS AND COUNSEL FEES

        (a) The court in an appraisal proceeding commenced under section 33-871 shall determine all costs of the proceeding, including the reasonable
   compensation and expenses of appraisers appointed by the court.   The court
   shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 33-868.

        (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
   (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 33-860 to 33-868, inclusive; or (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.

        (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
































                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


   ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        (a) Indemnification. In the absence of limiting provisions in its certificate of incorporation, a Connecticut corporation which was incorporated prior to January 1, 1997, is required to indemnify a director, officer, employee or agent made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "proceeding"), because of his position with or actions on behalf of the corporation, against any liability, including reasonable expenses, incurred in the proceeding, if: (1) He conducted himself in good faith; and (2) he reasonably believed (A) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (B) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. CTG's Amended and Restated Certificate of Incorporation will contain no limiting provisions with respect to indemnification of directors, officers, employees or agents and, therefore, the mandatory indemnification provisions summarized above will be applicable to CTG.

        (b) Insurance. Prior to the Exchange, CTG will have in place directors' and officers' liability policies insuring the directors and officers of CTG against certain wrongful acts.

   ITEM 21. EXHIBITS.

        The following exhibits are filed herewith or incorporated herein by reference:

        2.1 Agreement and Plan of Exchange (attached to Prospectus/Proxy Statement as Exhibit A).

        3.1  Certificate of Incorporation of CTG Resources, Inc.*

        3.2 Form of Amended and Restated Certificate of Incorporation of CTG Resources, Inc. (attached to Prospectus/Proxy Statement as Exhibit
             B).

        3.3  Bylaws of CTG Resources, Inc.*

        3.4 Form of Bylaws of CTG Resources, Inc. to be in effect immediately prior to the effective time of the Exchange.*

        5.1  Opinion of Murtha, Cullina, Richter and Pinney.*

        8.1  Opinion of Arthur Andersen LLP.*








        23.1 Consent of Murtha, Cullina, Richter and Pinney (included in
   Exhibit 5.1).

        23.2 Consent of Arthur Andersen LLP relating to their opinion (included in Exhibit 8.1).


        23.3 Consent of Arthur Andersen LLP relating to the incorporation by reference of their Audit Report, dated November 4, 1996.

        99.1 Form of Proxy Card.*

        99.2 Consents of persons to be elected directors of CTG Resources, Inc. immediately prior to the Effective Time of the Exchange.*

   *   Previously Filed.



   ITEM 22.  UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

             (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (2) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

             (3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

             (4) To remove from registration by means of a post-effective amendment any shares of CTG Common Stock which are not issued in the Exchange.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or






   otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.













































                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 2 to Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hartford, State of Connecticut, on the 6th day of January, 1997.

                                 CTG RESOURCES, INC.
                                        (Registrant)


                                 By:  /S/ Victor H. Frauenhofer
                                    ------------------------------------
                                    Victor H. Frauenhofer
                                    President and Chief Executive Officer



        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.



                  Name:               Title:                       Date:

   /S/ Victor H. Frauenhofer     President (Principal       January 6, 1997
   -------------------------     Executive Officer)
   Victor H. Frauenhofer         and Director



   /S/ James P. Bolduc           Executive Vice President,  January 6, 1997
   -------------------------     Chief Financial Officer
   James P. Bolduc               (Principal Financial Officer)
                                 and Director


   /S/ Reginald L. Babcock       Vice President, General    January 6, 1997
   -------------------------     Counsel, Secretary and
   Reginald L. Babcock           Director








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